Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-198459

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the attached prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 28, 2014)

$250,000,000

Carrizo Oil & Gas, Inc.

    % Senior Notes due 2025

We are offering $250,000,000 aggregate principal amount of     % senior notes due 2025. We will pay cash interest on the notes at an annual rate of     %. Interest on the notes is payable on                  and                 of each year, beginning                 , 2017. The notes will mature on                 , 2025.

We may redeem all or a portion of the notes at any time on or after                 , 2020 at the redemption prices set forth in this prospectus supplement. Before                 , 2020, we may, at our option, redeem all or a portion of the notes at 100% of the principal amount plus a make-whole premium. In addition, prior to                 , 2020, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes with an amount of cash up to the net proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

This offering is not conditioned upon the completion of the Pending Acquisition (as defined herein), but if the Pending Acquisition is not consummated by October 28, 2017 (the date that is 122 days after the date of execution of the applicable purchase agreement) or if the applicable purchase agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the Pending Acquisition will not close on or prior to October 28, 2017, or the applicable purchase agreement will be terminated at any time prior to the consummation of the Pending Acquisition, we may, at our option, redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes—Redemption—Special Redemption.”

The notes will be our general unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness and senior in right of payment to any future subordinated indebtedness. The notes will be guaranteed on a senior, unsecured basis by all of our subsidiaries that guarantee our revolving credit facility and existing senior notes. The guarantees will rank equal in right of payment with all of the existing and future senior indebtedness of our subsidiary guarantors and senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors. The notes and guarantees will be effectively subordinated to all of our secured indebtedness (including all borrowings under our revolving credit facility) to the extent of the value of the collateral securing such indebtedness and to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes.

Holders of the notes will have the right to require us to repurchase their notes upon a change of control, as further described in this prospectus supplement, at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of purchase.

This prospectus supplement includes additional information about the terms of the notes, including optional redemption prices and covenants.

We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system. Currently, there is no public market for the notes offered hereby.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to us (before expenses)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

We expect that delivery of the notes will be made in book-entry form on or about                 , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Global Coordinators and Bookrunners

Citigroup	BofA Merrill Lynch

June     , 2017

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of the notes. We sometimes refer to the prospectus supplement and the accompanying prospectus together as “this prospectus.” If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This document is not a prospectus for the purposes of the European Union’s Directive 2003/71 (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive). This document has been prepared on the basis that all offers of notes offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares.

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The communication of this document and any other document or materials relating to the issue of any notes offered hereby is not being made, and none of such documents or materials have been approved, by an authorised person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000. Accordingly, such documents and materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus made available by us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

We expect that delivery of the notes will be made to investors on or about                 , 2017, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain statements concerning our intentions, expectations, projections, assessments of risks, estimations, beliefs, plans or predictions for the future, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop oil and gas resources successfully and economically;

•	our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities;

•	our estimates, guidance and forecasts, including those regarding timing and levels of production;

•	changes in working capital requirements, reserves, and acreage;

•	commodity price risk management activities and the impact on our average realized prices;

•	anticipated trends in our business;

•	availability of pipeline connections and water disposal on economic terms;

•	effects of competition on us;

•	our future results of operations;

•	profitability of drilling locations;

•

our liquidity and our ability to finance our exploration and development activities, including accessibility of borrowings under our revolving credit facility, our borrowing base, modification to financial covenants, and the result of any borrowing base redetermination;

•	our planned expenditures, prospects and capital expenditure plan;

•	future market conditions in the oil and gas industry;

•

our ability to make, integrate and develop acquisitions including the Pending Acquisition (as described below) and realize any expected benefits or effects of any acquisitions or the timing, final purchase price, financing or consummation of any acquisitions including the Pending Acquisition;

•	our ability to consummate and finance the Pending Acquisition;

•	results of the ExL Properties (as defined herein);

•	the preferred stock and warrants issuance (as defined herein);

•	our common stock offering (as defined herein);

•	possible future sales or other disposition transactions and the proceeds, results or benefits of any such transactions, including the timing thereof;

•	the benefits, effects, availability of and results of new and existing joint ventures and sales transactions;

•	our ability to maintain a sound financial position;

•	receipt of receivables and proceeds from sales;

•	our ability to complete planned transactions on desirable terms;

S-iii

•	the impact of governmental regulation, taxes, market changes and world events; and

•	our use of proceeds and any benefits or effects thereof.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “possible,” “scheduled,” “should,” “guidance” or other similar words. Such statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, impairments of proved oil and gas properties, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders) and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility, waivers or amendments under our revolving credit facility in connection with acquisitions, including the Pending Acquisition, other actions by lenders and holders of our capital stock, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, failure of the Pending Acquisition to close, market conditions and other factors affecting our ability to complete our common stock offering and the preferred stock and warrants issuance, integration and other acquisition risks, other factors affecting our ability to reach agreements or complete acquisitions or dispositions, actions by sellers and buyers, effects of purchase price adjustments, availability of equipment and crews, actions by midstream and other industry participants, weather, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture parties, results of exploration activities, the availability, market conditions and completion of land acquisitions and dispositions, costs of oilfield services, completion and connection of wells and other factors detailed in this prospectus and in our filings with the Securities and Exchange Commission (“SEC”).

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and in our other reports filed with the SEC, and all other documents incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

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SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement includes specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision with respect to the notes.

In this prospectus supplement, except under the caption “Description of the Notes” and unless the context indicates otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries. For more information about the industry terms used in this prospectus supplement, please read “Glossary of Certain Industry Terms” in our Annual Report on Form 10-K for the year ended December 31, 2016.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company which, together with its subsidiaries, is actively engaged in the exploration, development, and production of oil, NGLs, and gas primarily from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Our Business Strategy

Our objective is to increase value through the execution of a business strategy focused on growth through the drill-bit complemented by opportunistic acquisitions of oil and gas properties, while maintaining a sound financial position. Key elements of our business strategy include:

•

Utilize our experience as a technical advantage.    We believe we have developed a technical advantage from our extensive experience drilling nearly 900 horizontal wells in various resource plays, including the Eagle Ford, Delaware Basin, Utica, Niobrara, Marcellus, and previously, the Barnett, which has allowed our management, technical staff and field operations teams to gain significant experience in resource plays and create highly efficient drilling and completion operations. We now leverage this advantage in our existing, as well as any prospective, shale trends.

•

Pursue opportunities to expand core positions.    We pursue a growth strategy in crude oil plays primarily driven by the attractive relative economics associated with our core positions. Nearly 100% of our 2017 drilling and completion capital expenditure plan is directed towards opportunities that we believe are predominantly prospective for crude oil development prior to taking into account the Pending Acquisition described below. We continue to focus our capital program on resource plays where individual wells tend to have lower risk, such as our operations in the Eagle Ford and, more recently, the Delaware Basin. Additionally, we continue to take advantage of opportunities to expand our core positions through leasehold acquisitions.

•

Control operating and capital costs.    We emphasize efficiencies to lower our costs to find, develop and produce our oil and gas reserves. This includes concentrating on our core areas, which allows us to optimize drilling and completion techniques as well as benefit from economies of scale. In addition, as we operate a significant percentage of our properties as well as maintain a minimal level of drilling commitments in order to hold acreage, the majority of our capital expenditure plan is discretionary, allowing us the ability to reallocate or adjust the level of our spending in response to changes in market conditions.

•

Maintain our financial flexibility.    We are committed to preserving our financial flexibility. We have historically funded our capital program with a combination of cash generated from operations, proceeds from the sale of assets, proceeds from sales of securities, borrowings under our revolving credit facility and proceeds, payments or carried interest from our joint ventures.

•

Manage risk exposure.    We seek to limit our financial risks, in part by seeking well-funded partners to ensure that we are able to move forward on projects in a timely manner. We also attempt to limit our exposure to volatility in commodity prices by actively hedging our crude oil and natural gas production. Our current long-term strategy is to manage exposure to commodity price volatility for a portion of our forecasted crude oil and natural gas production to achieve a more predictable level of cash flows to support current and future capital expenditure plans.

Our Competitive Strengths

We believe we have the following competitive strengths that will support our efforts to successfully execute our business strategy:

•

Large inventory of oil-focused drilling locations.    We have developed a significant inventory of future oil-focused drilling locations, primarily in our well-established positions in the Eagle Ford, Delaware Basin, Niobrara, and Utica. As of December 31, 2016, we owned leases covering approximately 309,200 gross (179,179 net) acres in these areas. Approximately 54% of our estimated proved reserves at December 31, 2016 were undeveloped.

•

Operational control.    As of December 31, 2016, we operated approximately 94% of the wells in Eagle Ford in which we held an interest. We held an average working interest of approximately 85% in these operated wells. Our significant operational control, as well as our manageable leasehold obligations, provides us with the flexibility to align capital expenditures with cash flow and control our costs as we transition to an advanced development mode in key plays. As a further result of our operational control, we are generally able to adjust drilling plans in response to changes in commodity prices.

•

Successful drilling history.    We follow a disciplined approach to drilling wells by applying proven horizontal drilling and hydraulic fracturing technology. Additionally, we rely on advanced technologies, such as 3-D seismic and micro-seismic analysis, to better define geologic risk and enhance the results of our drilling efforts. Our successful drilling program has significantly de-risked our acreage positions in key resource plays.

•

Experienced management and professional workforce.    Our management has transitioned our focus to oil by entering new plays and completed non-core asset sales. We have an experienced staff, both employees and contractors, of oil and gas professionals, including geophysicists, petrophysicists, geologists, petroleum engineers, production and reservoir engineers and technical support staff. We believe our experience and expertise, particularly as they relate to successfully identifying and developing resource plays, is a competitive advantage.

Recent Developments

Pending Acquisition

On June 28, 2017, we and our wholly-owned subsidiary Carrizo (Permian) LLC entered into a purchase and sale agreement (the “ExL Purchase Agreement”) with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”) to acquire approximately 16,488 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “ExL Properties”), for aggregate consideration of approximately $648.0 million in cash, subject to title adjustments and other customary purchase price adjustments (the “Pending

Acquisition”). We currently expect the Pending Acquisition to close in mid-August 2017, subject to satisfaction of specified closing conditions. The effective date for the Pending Acquisition is May 1, 2017, and the purchase price will be subject to customary adjustments, including adjustments for certain net revenue retained by and expenses paid by ExL that are attributable to the ExL Properties on or after such effective date. We currently expect that these adjustments will increase the purchase price that will be paid at closing. Upon execution of the ExL Purchase Agreement, we paid $75.0 million as a performance deposit for our obligations under that agreement and a balance of $573.0 million remains payable, subject to adjustments discussed above. The ExL Purchase Agreement contains customary representations, warranties and covenants and also includes indemnification provisions under which the parties have agreed to indemnify each other against certain liabilities.

We currently estimate that the ExL Properties may contain over 350 drilling locations in the Wolfcamp A and the Wolfcamp B zones of the Wolfcamp formation and upside development potential in other zones in the Wolfcamp Formation, the Bone Springs Formation and the Avalon Formation. A significant portion of the acreage is contiguous. Based on information provided by the seller, we estimate that net production from the ExL Properties was approximately 4,460 Boe/d (42% oil and 70% liquids) from 8 gross (4.8 net) wells for the month ended March 31, 2017, but has risen to approximately 8,000 Boe/d (48% oil and 67% liquids) from 11 gross (6.5 net) wells as of June 23, 2017. ExL is the operator with respect to 95% of the acreage associated with the ExL Properties. Following the closing of the Pending Acquisition, ExL will retain a portion of its current working interest in the leases that make up the ExL Properties. Pursuant to the ExL Purchase Agreement, we and ExL would enter into an industry standard joint operating agreement appointing us as operator of the ExL Properties, and under the joint operating agreement, we and ExL would establish an area of mutual interest with respect to the ExL Properties and the immediately surrounding area.

We have also agreed to pay an additional $50.0 million per year if the average daily closing spot price of a barrel of West Texas Intermediate crude oil as measured by the U.S. Energy Information Administration (the “EIA WTI average price”) is above $50.00 for any the years of 2018, 2019, 2020 and 2021, with such payments due on January 29, 2019, January 28, 2020, January 28, 2021 and January 28, 2022, respectively. This payment (the “Contingent ExL Payment”) will be zero for the respective year if such EIA WTI average price of a barrel of oil is below $50.00 for any of such years, and the Contingent ExL Payment is capped at and will not exceed $125.0 million.

We intend to finance the purchase price for the Pending Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from this offering, net proceeds from our common stock offering, net proceeds from the preferred stock and warrants issuance and borrowings under our revolving credit facility. There can be no assurance that we will acquire the ExL Properties on the terms described herein or at all. The closing of this offering is not conditioned on the consummation of the Pending Acquisition, and the consummation of the Pending Acquisition is not conditioned upon the successful completion of this offering and other financing transactions. Please see “Risk Factors—Risks Related to the Pending Acquisition.”

This offering is not conditioned upon the completion of the Pending Acquisition, but if the Pending Acquisition is not consummated by October 28, 2017 (the date that is 122 days after the date of execution of the ExL Purchase Agreement) (the “Special Redemption Trigger Date”) or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the Pending Acquisition will not close on or prior to the Special Redemption Trigger Date, or the ExL Purchase Agreement will be terminated at any time prior to the consummation of the Pending Acquisition, we may, at our option, redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes—Redemption—Special Redemption.”

Common Stock Offering

We intend to finance a portion of the purchase price for the Pending Acquisition with the net proceeds from our recently announced offering of 15,600,000 shares of our common stock pursuant to a registration statement filed with the SEC. We refer to that offering of our common stock as the “common stock offering.” The common stock offering is expected to close on July 5, 2017, subject to customary closing conditions. This offering and the common stock offering are not contingent upon each other. The foregoing description and any other information regarding the common stock offering are included herein solely for informational purposes. This prospectus supplement and any related communication shall not be deemed an offer to sell or a solicitation to buy any securities that may be offered in any other offering.

Preferred Stock and Warrants Issuance

On June 28, 2017, we entered into a purchase agreement with certain funds managed or sub-advised by GSO Capital Partners LP and its affiliates (collectively, the “GSO Funds”) to issue and sell in a private placement (the “preferred stock and warrants issuance”) (i) 250,000 shares of 8.875% redeemable preferred stock, par value $0.01 per share (the “preferred stock”) and (ii) warrants (the “warrants”) for 2,750,000 shares of our common stock, with an exercise price of $16.08 per share, exercisable only on a net share settlement basis for a cash purchase price equal to $970 per share of preferred stock purchased. We expect to receive net proceeds of approximately $242.5 million from the preferred stock and warrants issuance (prior to payment of commitment fees and expenses of the issuance) at the preferred stock closing, subject to certain closing conditions. The net proceeds from the preferred stock and warrants issuance are expected to be used to finance a portion of the purchase price for the Pending Acquisition that is due at closing. This offering is not contingent on the preferred stock and warrants issuance although that issuance is contingent upon the completion of this offering, the common stock offering and the Pending Acquisition. The foregoing description and any other information regarding the preferred stock and warrants issuance are included herein solely for informational purposes. This prospectus supplement and any related communication shall not be deemed an offer to sell or a solicitation to buy any securities that may be offered in the preferred stock and warrants issuance. Please see “Preferred Stock and Warrants Issuance” for additional information regarding the preferred stock and warrants issuance.

Tenth Amendment to Credit Agreement

On June 28, 2017, we entered into a tenth amendment to the credit agreement governing our revolving credit facility to, among other things, (i) amend the calculation of certain financial covenants to provide that EBITDA will be calculated on an annualized basis commencing with the fiscal quarter ending September 30, 2017, (ii) amend the restricted payments covenant to, among other things, provide for additional capacity to pay dividends with respect to, and make redemptions of, our equity interests, including the ability, subject to certain conditions, to pay dividends on or make redemptions of the preferred stock using proceeds of certain equity issuances or asset sales, (iii) amend the definition of “Disqualified Capital Stock” to provide, among other things, that the preferred stock does not constitute “Disqualified Capital Stock” for purposes of the revolving credit facility, (iv) provide that any Additional Consideration (as defined in the revolving credit facility) payable pursuant to the ExL Purchase Agreement does not constitute Debt (as defined in the revolving credit facility) for purposes of the revolving credit facility until such time as the amount of such obligation is determined, and (v) amend certain other covenants, in each case as set forth therein.

Updated Guidance

Based primarily on continued strong performance from our Eagle Ford Shale assets, we expect second quarter production to exceed the high-end of our previously-provided guidance range. As a result, we are increasing our crude oil production guidance for the second quarter of 2017 to 33,600-33,700 Bbls/d from

31,800-32,200 Bbls/d previously. For natural gas and NGLs, we are adjusting our second quarter guidance range to 71-73 MMcf/d and 4,700-4,800 Bbls/d.

We currently expect the Pending Acquisition to close in mid-August 2017. Based on the level of activity required to manage the near-term leasehold obligations on the ExL Properties, we currently plan to move one of our Eagle Ford Shale rigs to the Delaware Basin following the closing of the Pending Acquisition. Based on this timing and development plan, we are increasing our 2017 crude oil production guidance to 35,700-36,000 Bbls/d from 32,400-32,700 Bbls/d. Using the midpoint of the range, our new crude oil production growth guidance increases to 39%. We are also increasing our 2017 total production guidance to 54,933-56,100 Boe/d from 49,533-50,700 Boe/d previously. The following table highlights our updated 2017 development plan based on a mid-August closing date for the Pending Acquisition, and excludes any impact from our planned divestiture program.

Updated 2017 Development Plan and Guidance Summary

	Previous Guidance	Guidance (Pro Forma for Pending Acquisition)
Operated Drilling Activity
Eagle Ford Shale	91 net wells	75 net wells
Delaware Basin	6 net wells	17 net wells

Operated Completion Activity
Eagle Ford Shale	85 net wells	84 net wells
Delaware Basin	5 net wells	17 net wells

Daily Production Volumes
Crude oil (Bbls/d)	32,400 - 32,700	35,700 - 36,000
NGLs (Bbls/d)	5,300 - 5,500	5,900 - 6,100
Natural gas (Mcf/d)	71,000 - 75,000	80,000 - 84,000
Total (Boe/d)	49,533 - 50,700	54,933 - 56,100

Capitalized Items
Drilling and Completion Capital Expenditure Plan (millions)	$530.0 - $550.0	$620.0 - $640.0

The guidance above supersedes our prior guidance for Carrizo on a stand-alone basis, and such prior guidance should no longer be relied upon.

We have prepared these estimates in good faith based upon our internal reporting. Such estimated volumes are preliminary and are thus inherently uncertain and subject to change. There can be no assurance that our final results will not differ from these estimates. Our production estimates are based on, among other things, historical results, estimated second quarter production, expected operations for the remainder of 2017 and expected market conditions. There can be no assurance that our production, drilling and completion activity and expenditure plan will not differ materially from these estimates. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the captions “Risk Factors” and “Forward-Looking Statements.”

Consideration of Asset Sales

We have recently begun efforts to sell our assets in the Marcellus and the Utica and also expect to begin efforts in the near term for the sale of other non-core assets in our portfolio. These sales could take place as early as the third and fourth quarter of this year. The Company has targeted aggregate gross proceeds of $300 million from its non-core divestiture program. We believe that such sales would help preserve future financial flexibility that would benefit us in light of the debt and preferred stock obligations expected to be incurred for the Pending Acquisition. There can be no assurance that we will be able to sell any of these assets in such time frame on acceptable terms or at all or receive the targeted aggregate gross proceeds.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

The Offering

Issuer	Carrizo Oil & Gas, Inc.

Notes Offered	$250,000,000 aggregate principal amount of % senior notes due , 2025.

Issue Price	% of the principal amount of the notes, plus accrued interest, if any, from , 2017.

Maturity Date	The notes will mature on , 2025.

Interest Rate	The notes will bear interest at a rate of % per year.

Interest Payment Dates	The notes will pay interest semi-annually in arrears on and of each year, beginning on , 2017.

Ranking	The notes will be our senior unsecured obligations. The notes will:

•	rank equally with all of our existing and future senior unsecured indebtedness (including our existing senior notes);

•

be effectively subordinated to all of our existing and future secured indebtedness (including all borrowings under our revolving credit facility) to the extent of the value of the collateral securing such indebtedness;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes (other than indebtedness and liabilities owed to us); and

•	rank senior to any future subordinated indebtedness.

As of March 31, 2017, after giving effect to this offering, the common stock offering and the preferred stock and warrants issuance and the application of the net proceeds therefrom, as set forth under “Capitalization,” we would have had outstanding:

•

approximately $1.5 billion aggregate principal amount of unsecured indebtedness comprised of the $250.0 million aggregate principal amount of the notes offered hereby, $600.0 million aggregate principal amount of our 7.5% senior notes due 2020 (our “7.50% senior notes”), $650.0 million aggregate principal amount of our 6.25% Senior Notes due 2023 (our “6.25% senior notes” and collectively with our 7.50% senior notes, our “existing senior notes”) and $4.4 million aggregate principal amount of our 4.375% convertible senior notes due 2028 (our “convertible senior notes”), all of which existing senior notes and convertible senior notes would rank equally with the notes; and

•

approximately $123.0 million of secured indebtedness outstanding under our revolving credit facility to which the notes would effectively be junior to the extent of the value of the collateral securing such indebtedness.

Subsidiary Guarantees	The notes will be unconditionally guaranteed, jointly and severally, by our existing subsidiaries and by our future subsidiaries that guarantee our revolving credit facility, our existing senior notes and our convertible senior notes. Each guarantee of the notes will:

•	be a general unsecured obligation of the subsidiary guarantor;

•	rank equally in right of payment with all existing and future senior indebtedness of that subsidiary guarantor and with all senior guarantee obligations of that subsidiary guarantor;

•

be effectively junior to any secured indebtedness of that subsidiary guarantor (including its guarantee under our revolving credit facility) to the extent of the value of the collateral securing such indebtedness;

•	rank senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor; and

•	be structurally subordinated to all future liabilities of any subsidiary of that subsidiary guarantor that does not guarantee the notes.

As of March 31, 2017, after giving effect to this offering, the common stock offering and the preferred stock and warrants issuance and the application of the net proceeds therefrom, as set forth under “Capitalization,” and without including guarantees of indebtedness evidenced by the notes, the subsidiary guarantors would have had approximately $123.0 million of secured indebtedness outstanding consisting of guarantees of debt under the revolving credit facility and no unsecured indebtedness outstanding other than guarantees of our existing senior notes and of our convertible senior notes.

The aggregate assets and revenues as of and for the three months ended March 31, 2017 attributable to all our subsidiaries that are not providing guarantees of the notes constituted less than 1% of our consolidated assets and revenues as of and for the period ended on that date. As of March 31, 2017, our non-guarantor subsidiaries had no outstanding indebtedness. Please see footnotes 13 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, respectively.

Redemption of the Notes at Our Option

Before                 , 2020, we may, at our option, redeem all or a portion of the notes at 100% of the principal amount plus a make- whole premium and accrued and unpaid interest, if any. We may redeem all or a portion of the notes at any time on or after                 , 2020 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any. In addition, prior to                 , 2020, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes with an amount of cash up to the net proceeds of certain equity offerings at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any. See “Description of the Notes—Optional Redemption.”

Special Redemption	This offering is not conditioned upon the completion of the Pending Acquisition, but if the Pending Acquisition is not consummated by the Special Redemption Trigger Date or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the Pending Acquisition will not close on or prior to the Special Redemption Trigger Date, or the ExL Purchase Agreement will be terminated at any time prior to the consummation of the Pending Acquisition, we may, at our option, redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes—Redemption—Special Redemption.”

Change of Control	Upon a change of control, holders of the notes will have the right to require us to make an offer to purchase each holder’s notes at a price in cash equal to 101% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest, if any. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	make investments or certain other restricted payments;

•	pay dividends or distributions on our capital stock or purchase or redeem our subordinated indebtedness;

•	sell assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	create certain liens;

•	sell all or substantially all of our assets or merge or consolidate with or into other companies;

•	enter into transactions with affiliates; and

•	create unrestricted subsidiaries.

During any period that the notes have investment grade ratings from both Moody’s Investors Service, Inc. and S&P Global Ratings and no

default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and certain consolidations, mergers and transfers of assets, and we will not be able to designate any of our subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and limitations, which are described under “Description of the Notes—Certain Covenants.”

Use of Proceeds	We expect the net proceeds from this offering to be approximately $ million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the purchase price for the Pending Acquisition and for general corporate purposes. Pending the closing of the Pending Acquisition, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, including to repay the borrowings used for the $75.0 million deposit on the purchase price for the Pending Acquisition. We intend to use net proceeds not used to pay the purchase price for the Pending Acquisition for general corporate purposes, including to fund future potential acquisitions or a portion of our 2017 and 2018 capital expenditure plans. If the Pending Acquisition is not consummated, we intend to use the net proceeds to partially fund the Special Mandatory Redemption (as defined herein) of the notes described herein. Please see “Summary—Recent Developments—Pending Acquisition” and “Risk Factors—Risks Related to the Pending Acquisition.”

Affiliates of the underwriters are lenders under our revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering.

Global Notes	The notes will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (“DTC”). The global notes will be registered in the name of Cede & Co., as DTC’s nominee.

Certain Material U.S. Federal Income and Estate Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income and estate tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain Material U.S. Federal Income and Estate Tax Considerations.”

Original Issue Discount	The notes may be treated as issued with original issue discount for U.S. federal income tax purposes. In such event, holders of the notes subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, would be required to include amounts representing original issue discount in gross income (as ordinary income) as such amounts accrue (on a constant yield to maturity basis), in advance of the receipt of cash payments to which such income is attributable. For further discussion, see “Certain Material U.S. Federal Income and Estate Tax Considerations.”

Risk Factors	You should consider carefully the risks described under “Risk Factors” beginning on page S-17 of this prospectus supplement and in our other filings with the SEC before making an investment decision with respect to the notes.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system. There is currently no public market for the notes offered hereby, and we cannot assure you that one will develop.

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements incorporated by reference herein. The summary historical consolidated financial data set forth below as of and for each of the three month periods ended March 31, 2017 and 2016 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

For the unaudited pro forma condensed combined balance sheet and statements of operations, giving effect to the Pending Acquisition, please read “Unaudited Pro Forma Condensed Combined Financial Information” on page S-30 of this prospectus supplement. The pro forma combined financial information is unaudited and presented for illustrative purposes only and does not purport to represent what the statements of operations would have been had the Pending Acquisition occurred on January 1, 2016, nor is it indicative of our future operating results.

	Years Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Crude oil	$378,073	$376,094	$610,483	$128,092	$67,996
Natural gas liquids	22,428	15,608	25,050	7,425	3,440
Natural gas	43,093	37,501	74,654	15,838	9,826

Total revenues	443,594	429,203	710,187	151,355	81,262

Costs and Expenses:
Lease operating	98,717	90,052	74,157	29,845	23,675
Production taxes	19,046	17,683	29,544	6,208	3,431
Ad valorem taxes	5,559	9,255	8,450	2,967	2,070
Depreciation, depletion and amortization	213,962	300,035	317,383	54,382	59,577
General and administrative, net	74,972	67,224	77,029	21,703	21,303
(Gain) loss on derivatives, net	49,073	(99,261)	(201,907)	(25,316)	(10,553)
Interest expense, net	79,403	69,195	53,171	20,571	18,713
Impairment of proved oil and gas properties	576,540	1,224,367	—	—	274,413
Loss on extinguishment of debt	—	38,137	—	—	—
Other (income) expense, net	1,796	11,276	2,150	974	(93)

Total costs and expenses	1,119,068	1,727,963	359,977	111,334	392,536

Income (Loss) From Continuing Operations Before Income Taxes	(675,474)	(1,298,760)	350,210	40,021	(311,274)
Income tax (expense) benefit	—	140,875	(127,927)	—	(121)

Income (Loss) From Continuing Operations	($675,474)	($1,157,885)	$222,283	$40,021	($311,395)

Income (loss) from continuing operations per common share—Basic	($11.27)	($22.50)	$4.90	$0.61	($5.34)
Income (loss) from continuing operations per common share—Diluted	($11.27)	($22.50)	$4.81	$0.61	($5.34)
Weighted average common shares outstanding—Basic	59,932	51,457	45,372	65,188	58,360
Weighted average common shares outstanding—Diluted	59,932	51,457	46,194	65,778	58,360

	Years Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(In thousands)
Statements of Cash Flows Data:
Net cash provided by operating activities from continuing operations	$272,768	$378,735	$502,275	$76,408	$53,868
Net cash used in investing activities from continuing operations	(619,832)	(673,376)	(940,676)	(113,826)	(124,821)
Net cash provided by financing activities from continuing operations	308,340	330,767	300,290	35,615	30,193
Capital expenditures—oil and gas properties	(480,929)	(675,952)	(861,354)	(123,749)	(125,989)
Acquisitions of oil and gas properties	(153,521)	(1,817)	(92,961)	(7,032)	—
Proceeds from sales of oil and gas properties, net	15,564	8,047	12,576	17,372	1,785
Proceeds from borrowings and issuances	770,291	1,776,860	1,287,541	280,504	73,647
Repayments of debt	(683,291)	(1,903,541)	(986,041)	(244,504)	(43,097)
Sale of common stock, net of offering costs	223,739	470,158	—	—	—
Other Data:
Adjusted EBITDA(1)	399,500	455,079	533,356	94,165	92,526

	Years Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(In thousands)
Balance Sheet Data:
Working capital (deficit)	($138,971)	($50,636)	($141,278)	($154,802)	($33,071)
Total property and equipment, net	1,545,760	1,716,861	2,629,253	1,634,204	1,483,588
Total assets(2)	1,626,327	2,007,246	2,962,305	1,714,440	1,650,932
Total debt, net of debt discount, premium, and debt issuance costs of senior notes(2)	1,325,418	1,236,017	1,332,175	1,362,046	1,267,151
Total shareholders’ equity	23,458	444,054	1,103,441	69,927	144,904

(1)	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most directly comparable GAAP measure, income (loss) from continuing operations under “—Non-GAAP Financial Measure” below.
(2)	Effective January 1, 2016, we adopted Accounting Standards Updates 2015-03 and 2015-15 requiring debt issuance costs associated with our senior notes to be presented as a direct deduction from the related debt rather than an asset. As a result, prior period amounts have been reclassified to conform to the current presentation.

Non-GAAP Financial Measure

Adjusted EBITDA is a non-GAAP financial measure that excludes certain items that are included in income (loss) from continuing operations, the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that we believe affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of our financial and operating performance on a recurring basis and our ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EBITDA should not be considered in isolation or as a substitute for income (loss) from continuing operations, net cash provided by operating activities from continuing operations, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of income (loss) from continuing operations to adjusted EBITDA to net cash provided by operating activities from continuing operations is presented below. Because adjusted EBITDA excludes some, but not all, items that affect income (loss) from continuing operations, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Years Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
	(In thousands)
Income (Loss) From Continuing Operations (GAAP)	($675,474)	($1,157,885)	$222,283	$40,021	($311,395)
Income tax (expense) benefit	—	140,875	(127,927)	—	(121)

Income (Loss) From Continuing Operations Before Income Taxes	(675,474)	(1,298,760)	350,210	40,021	(311,274)

Depreciation, depletion and amortization	213,962	300,035	317,383	54,382	59,577
Interest expense, net	79,403	69,195	53,171	20,571	18,713
(Gain) loss on derivatives, net	49,073	(99,261)	(201,907)	(25,316)	(10,553)
Cash received (paid) for derivative settlements, net	119,369	194,296	(13,529)	1,519	51,163
Non-cash general and administrative expense, net	36,009	15,794	25,878	2,014	11,758
Impairment of proved oil and gas properties	576,540	1,224,367	—	—	274,413
Loss on extinguishment of debt	—	38,137	—	—	—
Other (income) expense, net	618	11,276	2,150	974	(1,271)

Adjusted EBITDA (Non-GAAP)	$399,500	$455,079	$533,356	$94,165	$92,526

Interest expense, net	(79,403)	(69,195)	(53,171)	(20,571)	(18,713)
Non-cash interest expense, net	4,172	4,289	4,272	1,091	1,160
Changes in components of working capital and other	(51,501)	(11,438)	17,818	1,723	(21,105)

Net Cash Provided by Operating Activities From Continuing Operations (GAAP)	$272,768	$378,735	$502,275	$76,408	$53,868

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined financial data is presented to illustrate the effect of the Pending Acquisition on our historical financial position and results of operations. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2017 is based on the historical consolidated balance sheet as of March 31, 2017 adjusted to give effect as if the Pending Acquisition occurred on March 31, 2017. The summary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the Pending Acquisition as if it had occurred on January 1, 2016. The summary unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes included in this prospectus supplement, our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference into this prospectus supplement, and the audited combined statements of revenues and direct operating expenses of ExL included in this prospectus supplement.

The summary pro forma condensed combined financial data is unaudited and presented for illustrative purposes only and does not purport to represent what the statements of operations would have been had the Pending Acquisition occurred on January 1, 2016, nor is it indicative of our future operating results.

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Crude oil	$385,012	$134,336
Natural gas liquids	23,574	8,927
Natural gas	46,327	17,931

Total revenues	454,913	161,194

Costs and Expenses:
Lease operating	100,899	31,501
Production taxes	19,579	6,716
Ad valorem taxes	5,559	3,055
Depreciation, depletion and amortization	221,269	55,154
General and administrative, net	74,972	21,703
(Gain) loss on derivatives, net	49,073	(25,316)
Interest expense, net	62,123	15,153
Impairment of proved oil and gas properties	576,540	—
Other expense, net	1,796	974

Total costs and expenses	1,111,810	108,940

Income (Loss) Before Income Taxes	(656, 897)	52,254
Income tax expense	—	—

Net Income (Loss)	($656,897)	$52,254

Less:
Dividends on preferred stock	(28,500)	(7,125)
Amortization of discount on preferred stock	(17,827)	(4,596)

Net Income (Loss) Attributable to Common Shareholders	($703,224)	$40,533

Net income (loss) per common share—Basic	($9.75)	$0.52
Net income (loss) per common share—Diluted	($9.75)	$0.52
Weighted average common shares outstanding—Basic	72,132	77,388
Weighted average common shares outstanding—Diluted	72,132	77,978

Three Months Ended March 31, 2017
(In thousands)
Balance Sheet Data:
Working capital (deficit)	($94,106)
Total property and equipment, net	2,353,928
Total assets	2,496,598
Total debt	1,612,046
Total shareholders’ equity	305,390

RISK FACTORS

Before making a decision whether to invest in our notes, you should consider carefully the risks discussed below as well as those described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks described in the accompanying prospectus. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate as well as additional risks and uncertainties described elsewhere in this prospectus supplement or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in the notes.

If any of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in or fail to achieve the expected return on the notes.

Risks Related to the Pending Acquisition

We may not consummate the Pending Acquisition, and the closing of this offering is not conditioned on its consummation.

We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Pending Acquisition described above under “Summary—Recent Developments—Pending Acquisition.” However, the closing of this offering is not conditioned on the consummation of the Pending Acquisition. There can be no assurances that the Pending Acquisition will be consummated on the terms described herein or at all, or that the consummation of the Pending Acquisition will not be delayed beyond the expected closing date.

We have performed only a limited investigation of the ExL Properties. The completion of the Pending Acquisition is subject to specified closing conditions and to the right of one or both of the parties to terminate the transaction including in the event that more than specified adjustments to the purchase price are required. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Pending Acquisition may not be completed. Some of these conditions are beyond our control, and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated.

The Pending Acquisition is not conditioned upon our receipt of any financing, and there can be no assurance that we will obtain the funds necessary to complete the Pending Acquisition on acceptable terms or at all. This offering is not conditioned upon the completion of any other financing to complete the Pending Acquisition, and completion of this offering will not provide us with all of the financing necessary to complete the Pending Acquisition.

We may not be able to achieve the expected benefits of the Pending Acquisition and may have difficulty integrating with the Pending Acquisition.

Even if we consummate the Pending Acquisition, we may not be able to achieve the expected benefits of the Pending Acquisition. There can be no assurance that the Pending Acquisition will be beneficial to us. We may not be able to integrate and develop the ExL Properties without increases in costs, losses in revenues or other difficulties. Any unexpected costs or delays incurred in connection with the integration and development of the ExL Properties could have an adverse effect on our business, results of operations, financial condition and prospects.

Our assessment of ExL Properties to date has been limited and, even by the time of closing, it will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our assessment, we will not receive an independent reserve engineer report related to the ExL Properties. We may incur costs or experience problems related to the ExL Properties in the Pending Acquisition, and we may not have adequate recourse against ExL. Although we will inspect the properties being sold to us, inspections may not reveal all title, structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make specified claims against ExL in the Pending Acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the Pending Acquisition that we do not discover prior to the expiration date related to such matters under the ExL Purchase Agreement.

The market price of our notes may decline as a result of the Pending Acquisition if, among other things, the integration and development of the ExL Properties is unsuccessful or if the liabilities, expenses, title, environmental and other defects, or transaction costs related to the Pending Acquisition are greater than expected or the ExL Properties do not yield the anticipated returns. The market price of our notes may decline if we do not achieve the perceived benefits of the Pending Acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the Pending Acquisition, including the obligations incurred to finance the Pending Acquisition, on our business results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants.

Upon consummation of the Pending Acquisition, our overall level of debt and preferred stock obligations will increase, which could adversely affect us.

Upon consummation of the Pending Acquisition, our overall debt level will increase from approximately $1.4 billion at March 31, 2017 to approximately $1.5 billion at such date on a pro forma basis after giving effect to such Pending Acquisition and this offering. In connection with the Pending Acquisition, we will issue preferred stock with an aggregate initial liquidation preference of $250.0 million that requires us, upon request of holders of a majority of the then-outstanding shares of preferred stock, to redeem the preferred stock, in whole or in part, on or after the seventh anniversary of its issuance and upon certain defaults and changes of control. After the completion of the Pending Acquisition, our level of debt and other obligations could have significant adverse consequences on our business and future prospects, including the following:

•	we may not be able to obtain financing in the future on acceptable terms or at all for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less-levered competitors could have a competitive advantage because they have lower debt service requirements;

•	credit rating agencies could downgrade our credit ratings following the Pending Acquisition below currently expected levels; and

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors.

Risk Related to Our Sale of Assets

We may not complete or recognize the anticipated benefits from the sale of our non-core assets.

We have recently begun efforts to sell our assets in the Marcellus and the Utica and also expect to begin efforts in the near term for the sale of other non-core assets in our portfolio. There can be no assurance that we will be able to sell any of these assets on our desired time frame on acceptable terms, including our desired price, or at all. Our sales processes for some of these assets are in their beginning stages, and we have no agreements in place to sell any of these assets. Our targeted gross proceeds are subject to numerous uncertainties inherent in the sale of oil and gas properties, most of which are beyond our control including oil prices and buyers’ expectations regarding future oil prices, reserve estimates and costs to produce such reserves. The timing of any sale is inherently uncertain and beyond our control. Any divestiture or disposition could expose us to significant risks, including, without limitation, costly fees for legal and transaction-related services, diversion of management resources, loss of key personnel and reduction in revenue. Further, we may be required to retain or indemnify the buyer against certain liabilities and obligations in connection with any such divestiture or disposition, and we may also become subject to third-party claims arising out of such divestiture or disposition. We may not be successful in overcoming these risks or any other problems encountered in connection with these divestures that may adversely affect our business, financial position and operating results.

Risks Related to the Notes

If the Pending Acquisition is not consummated by the Special Redemption Trigger Date, or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes. If we are required to redeem the notes at such time, you may not obtain your expected return on the notes.

If the Pending Acquisition is not consummated by the Special Redemption Trigger Date, or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. The ExL Purchase Agreement contains customary conditions for closing, many of which are beyond our control, and we may not be able to complete the Pending Acquisition prior to the Special Redemption Trigger Date. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special redemption in an investment that results in a comparable return.

We may not be able to pay the redemption price of the notes upon a special redemption.

If the Pending Acquisition is not consummated by the Special Redemption Trigger Date, or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Pending Acquisition, and pending the closing of the Pending Acquisition, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, including to repay the borrowings used for the $75.0 million deposit on the purchase price for the Pending Acquisition. The source of funds for any such redemption of notes upon the occurrence of the foregoing conditions would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. Consequently, we may not be able to satisfy our obligations to redeem the notes because we may not have sufficient financial resources to pay the aggregate redemption price for all the notes. Our failure to redeem all the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.

Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to make payments on and to refinance our existing and future indebtedness, including the notes, will depend on our current and future ability to generate cash from our operations. Our ability to generate cash from our operations is subject to factors affecting the oil and gas industry generally, including oil and natural gas prices, economic and financial conditions in our industry, the global economy and legislative, regulatory and other factors, including those discussed in the documents incorporated by reference herein, which are predominantly beyond our control. In particular, a prolonged period of decreased oil and gas prices or a further decline could limit our ability to generate sufficient cash to service our debt. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes.

A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing portions of our drilling program, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of future debt agreements may, and our revolving credit facility and the indenture governing the notes, the existing senior notes and the convertible senior notes do, restrict us from implementing some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

If we cannot make scheduled payments under any of the agreements governing our debt, we would be in default under such agreement, which could allow our lenders to terminate their commitments to loan money and could allow the such lenders or other debt holders to declare all outstanding principal and interest of such debt to be immediately due and payable, and, in the case of secured debt, to foreclose against the assets securing such debt and apply the proceeds from such foreclosure to repay amounts owed to them. Any of these events could trigger cross-acceleration or cross-default provisions in our other debt instruments, which would allow the creditors under those instruments to exercise similar rights. If any of these actions are taken, we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or litigation.

Despite our current levels of debt, we may still incur substantially more debt and increase the risks associated with our leverage.

As of March 31, 2017, after giving effect to this offering, the common stock offering and the preferred stock and warrants issuance and the application of the net proceeds therefrom, as set forth under “Capitalization,” we would have had approximately $123.0 million of outstanding secured senior indebtedness, $250.0 million of outstanding notes offered hereby, $600.0 million of outstanding 7.50% senior notes, $650.0 million of outstanding 6.25% senior notes and $4.4 million of outstanding convertible senior notes. The provisions contained or to be contained in the agreements relating to our indebtedness, including the revolving credit facility and the indenture governing the notes and the existing senior notes, will not completely prohibit us from incurring additional indebtedness, and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, some of which could constitute secured indebtedness which would have priority in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceeding to the extent derived from the collateral securing such debt. If we incur additional unsecured senior indebtedness, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to holders of the notes.

We may not be able to repurchase the notes as required by the indenture in the event of a change of control.

Under the terms of the indenture governing the notes, upon the occurrence of specific change of control events, holders of notes will have the right to require us to repurchase their notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our operations or other sources, including borrowings under our revolving credit facility, sales of assets or sales of equity. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of notes and our current credit agreement will not allow such repurchases and our future credit agreements or other indebtedness may also not allow such repurchases. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture governing the notes and a cross default under our revolving credit facility, each of which could have material adverse consequences for us. A “change of control” (as defined in the indenture governing the notes) may also be an event of default under our revolving credit facility that would permit the lenders to accelerate the debt outstanding under our revolving credit facility or a fundamental change under the provisions of our convertible senior notes that would require us to make an offer to purchase our outstanding convertible senior notes, or both. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our current borrowings (including borrowings under our revolving credit facility) are, and future borrowings may be, at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on our variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result of a change in the composition of the directors on our board.

The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties.

Accordingly if a court were to similarly rule with respect to our notes, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. A court could make similar findings with respect to a Texas corporation such as our company. See “Description of the Notes—Change of Control.”

Many of the covenants contained in the indenture will not apply to us during periods that the notes are rated investment grade by S&P and Moody’s and no default or event of default has occurred and is continuing.

We will cease to be subject to many of the covenants in the indenture governing the notes during any period that the notes are rated investment grade by both S&P and Moody’s and no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to incur additional debt and enter into certain other transactions. During periods when these covenants are not in force, we would be permitted to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants—Effectiveness of Covenants.”

There will be no or a limited public market for the notes, the market value of the notes may be subject to substantial volatility and you may find it difficult to sell your notes.

Currently, there is no public market for the notes, and we cannot assure you that one will develop. We do not intend to list the notes on any national securities exchange or automated quotation system. We understand that one or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market at any time without notice. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, the price at which you may be able to sell your notes, if at all, may be less than the price you pay for them.

Even if a trading market for the notes were to develop after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common stock, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the prices at which you may sell your notes.

To the extent that an active trading market for the notes does not develop or continue to exist, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly or at all, and your lenders may not readily accept the notes as collateral for loans.

Changes in our credit ratings or the debt markets may adversely affect the market price of the notes.

The price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes or make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

The notes are unsecured and effectively junior to the claims of any existing and future secured creditors.

The notes are unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations, including our existing senior notes and our convertible senior notes. The notes are not secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future secured liabilities of our subsidiaries to the extent of the value of the assets securing such claims. Our obligations under our revolving credit facility are secured by substantially all of our proved oil and gas assets and guaranteed by the same subsidiaries that will guarantee the notes. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our revolving credit facility, with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As a result, our assets may be insufficient to pay amounts due on your notes or holders of the notes may receive less, ratably, than holders of secured indebtedness.

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

As of the issue date, the notes will not be guaranteed by certain of our subsidiaries. Claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries that do not guarantee the notes, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or to creditors of us, including the holders of the notes.

A financial failure by us or any of our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or any of our subsidiaries could materially adversely affect payment of the notes if a bankruptcy court were to substantively consolidate us and some or all of our subsidiaries. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a restructuring of the notes could occur through the “cramdown” provisions of the U.S. Bankruptcy Code. Under those provisions, the notes could be restructured over your objections as to their interest rate, maturity and other general terms.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Our ability to obtain cash from our subsidiaries to make payments on the notes may be limited.

Our interests in the Eagle Ford, Utica, Niobrara, Marcellus and Permian, are conducted, in whole or in part, through our wholly-owned subsidiaries. A portion of our other interests and operations are also held or conducted through subsidiaries that will not be guarantors of the notes. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations, including payments on the notes.

The common stock offering and the issuance of preferred stock and warrants could trigger a limitation on our ability to utilize net operating loss carryforwards.

Our ability to utilize U.S. net operating loss carryforwards to reduce future taxable income is subject to various limitations under the Internal Revenue Code of 1986, as amended (the “Code”). The utilization of such carryforwards may be limited under Section 382 of the Code upon the occurrence of certain ownership changes resulting from the sale or exchange of our stock by shareholders and our offering of stock (including certain preferred stock, such as the preferred stock to be issued in connection with the Pending Acquisition, and including warrants) if during any three-year period there is an aggregate change of more than 50% in the beneficial ownership of our stock. In the event of such an ownership change, Section 382 of the Code imposes an annual limitation on the amount of our taxable income that can be offset by these loss carryforwards. The limitation is generally equal to the product of (a) the fair market value of our equity multiplied by (b) a percentage approximately equivalent to the yield on long-term tax exempt bonds during the month in which an ownership change occurs. In addition, the limitation is increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold. Our issuance of common stock pursuant to the common stock offering and our issuance of preferred stock and warrants could, taken together with other transactions with respect to our stock, trigger an ownership change under Section 382 of the Code and therefore a limitation on our ability to utilize our U.S. loss carryforwards. Any such limitation could cause some of our loss carryforwards to expire before we would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of our tax assets or both, in each case that could affect our ability to service our debt.

The notes may be issued with Original Issue Discount for U.S. federal income tax purposes.

If the stated redemption price at maturity (generally, the principal amount) of the notes exceeds their issue price by more than a statutorily defined de minimis amount, the notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. In such event, holders of the notes subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, would be required to include amounts representing original issue discount in gross income (as ordinary income) as such amounts accrue (on a constant yield to maturity basis), in advance of the receipt of cash payments to which such income is attributable.

For further discussion, see “Certain Material U.S. Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $        million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the purchase price for the Pending Acquisition and for general corporate purposes. Pending the closing of the Pending Acquisition, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, including to repay the borrowings used for the $75.0 million deposit on the purchase price for the Pending Acquisition. We intend to use net proceeds not used to pay the purchase price for the Pending Acquisition for general corporate purposes, including to fund future potential acquisitions or a portion of our 2017 and 2018 capital expenditure plans. If the Pending Acquisition is not consummated, we intend to use the net proceeds to partially fund the Special Mandatory Redemption (as defined herein) of the notes described herein. Please see “Summary—Recent Developments—Pending Acquisition” and “Risk Factors—Risks Related to the Pending Acquisition.”

As of March 31, 2017, we had $123.0 million of borrowings outstanding under our revolving credit facility and $0.4 million in letters of credit, which reduce the amounts available under our revolving credit facility. Our revolving credit facility matures on May 4, 2022 as a result of the ninth amendment to the revolving credit agreement that was entered into on May 4, 2017. As of June 22, 2017, we had $196.5 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of 3.20% and $0.4 million in letters of credit outstanding. The borrowings reflected do not include subsequent borrowings to fund the purchase price deposit for the Pending Acquisition or pay a financing commitment fee for the issuance of preferred stock. Borrowings under our revolving credit facility were used to fund our capital expenditure program and to pay the purchase price deposit for the Pending Acquisition. Affiliates of the underwriters are lenders under our revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering.

This offering is not conditioned upon the completion of the Pending Acquisition, but if the Pending Acquisition is not consummated by the Special Redemption Trigger Date or if the ExL Purchase Agreement is terminated at any time prior to the consummation of the Pending Acquisition, we will be required to redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. Additionally, if we determine it is reasonably likely that the Pending Acquisition will not close on or prior to the Special Redemption Trigger Date, or the ExL Purchase Agreement will be terminated at any time prior to the consummation of the Pending Acquisition, we may, at our option, redeem the notes then outstanding in cash at a redemption price equal to the initial offering price, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes—Redemption—Special Redemption.”

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our historical ratio of earnings to fixed charges and historical ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2017 and each of the years in the five-year period ended December 31, 2016 and our pro forma ratio of earnings to fixed charges and pro forma ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2017 and the year ended December 31, 2016 after giving effect to this offering, the common stock offering and the preferred stock and warrants issuance and the application of the net proceeds therefrom, as set forth under “Capitalization,” as if the notes were issued on January 1, 2016.

	Year Ended December 31,						Three Months Ended March 31,
	2016 Pro forma	2016	2015	2014	2013	2012	2017 Pro forma	2017
Ratio of Earnings to Fixed Charges	(2)	— (3)	— (3)	4.49x	1.06x	1.77x		2.43x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	(2)	— (3)	— (3)	4.49x	1.06x	1.77x		2.43x

For purposes of this table, “earnings” consist of income or loss from continuing operations before income taxes, plus fixed charges, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortized premiums and discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(1) We had no preferred stock outstanding for any historical period presented (although preferred stock is outstanding in 2016 pro forma and 2017 pro forma), and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for those historical periods.

(2) For the pro forma year ended December 31, 2016, earnings were insufficient to cover fixed charges and insufficient to cover combined fixed charges and preferred stock dividends by $        million and $        million, respectively, primarily due to non-cash impairments of proved oil and gas properties of $576.5 million.

(3) For the years ended December 31, 2016 and 2015, earnings were insufficient to cover fixed charges and insufficient to cover combined fixed charges and preferred stock dividends by $692.5 million and $1.3 billion, respectively, primarily due to non-cash impairments of proved oil and gas properties of $576.5 million and $1.2 billion, respectively.

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of March 31, 2017:

•	on an actual basis;

•

on an as-adjusted basis to reflect (i) the consummation of this offering and the net proceeds therefrom being held as cash on our balance sheet, after deducting the underwriting discounts and commissions and estimated offering expenses, (ii) the issuance and sale of our common stock offered pursuant to the common stock offering and the net proceeds therefrom being used to repay $85 million of the borrowings under our revolving credit facility and the remaining net proceeds being held as cash on our balance sheet, after deducting the underwriting discounts and commissions and estimated offering expenses, and (iii) the issuance and sale of our preferred stock and warrants offered pursuant to the preferred stock and warrants issuance and the net proceeds therefrom being held as cash on our balance sheet, after deducting estimated expenses; and

•

on an as-further-adjusted basis to give effect to the Pending Acquisition, assuming the purchase price is financed with the net proceeds of this offering, our common stock offering and the preferred stock and warrants issuance.

You should read this table in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference in this prospectus supplement, as well as the sections of this prospectus supplement entitled “Summary—Recent Developments” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of March 31, 2017
	Actual	As Adjusted(3)			As Further Adjusted(3)(4)
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$2,391	$			$
Long-term debt(1):
Senior secured revolving credit facility due 2018(2)	$123,000		$38,000			$38,000
7.50% senior notes due 2020	600,000		600,000			600,000
6.25% senior notes due 2023	650,000		650,000			650,000
% senior notes due 2025 offered hereby	—		250,000			250,000
4.375% convertible senior notes due 2028	4,425		4,425			4,425

Total long-term debt	$1,377,425		$1,542,425			$1,542,425
Preferred stock, $0.01 par value (10,000,000 shares authorized (historical and as adjusted), none issued and outstanding (historical), 250,000 issued and outstanding (as adjusted, as-further-adjusted and pro forma))	—		218,485	(7)		218,485	(7)
Shareholders’ equity:
Common stock, $0.01 par value (90,000,000 shares authorized, 65,796,342 issued and outstanding (historical, as adjusted and as-further-adjusted), 81,396,342 issued and outstanding (as-further-adjusted and pro forma))(5)(6)	658		814			814
Additional paid-in capital(6)	1,672,332		1,703,847	(8)		1,703,847	(8)
Accumulated deficit	(1,603,063)

Total shareholders’ equity(6)	69,927

Total capitalization	$1,447,352	$			$

(1)	Excludes debt premium and debt issuance costs of senior notes.

(2)	As of June 22, 2017, we had approximately $196.5 million of borrowings outstanding under our revolving credit facility, which does not include subsequent borrowings to fund the purchase price deposit for the Pending Acquisition or pay a financing commitment fee for the issuance of the preferred stock.
(3)	There is no assurance that the common stock offering or the preferred stock and warrants issuance will occur on the terms described or at all.
(4)	The Pending Acquisition is expected to close in mid-August 2017, subject to customary closing conditions.
(5)	The Company currently has 180.0 million shares of common stock authorized.
(6)	Assumes 15,600,000 shares of common stock sold in the common stock offering at $ per share, generating net proceeds of $ million after deducting underwriting discounts and commissions.
(7)	Reflects the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the preferred stock based on its relative fair value.
(8)	Reflects the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the warrants based on their relative fair value.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 28, 2017, we and our wholly-owned subsidiary Carrizo (Permian) LLC entered into the ExL Purchase Agreement with ExL to acquire the ExL Properties.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the Pending Acquisition on our historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is based on the historical consolidated balance sheet as of March 31, 2017 adjusted to give effect as if the Pending Acquisition occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the Pending Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference into this prospectus supplement, and the audited combined statements of revenues and direct operating expenses of ExL included in this prospectus supplement.

The unaudited pro forma condensed combined financial information is unaudited and presented for illustrative purposes only and does not purport to represent what the statements of operations would have been had the Pending Acquisition occurred on January 1, 2016, nor is it indicative of our future operating results.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except per share amounts)

	March 31, 2017
	Historical	Pro Forma Adjustments		Pro Forma
Assets
Total current assets	$73,226	$17,134	(1)(2)	$90,360
Property and equipment
Oil and gas properties, net, full cost method
Proved properties, net	1,371,335	143,695	(2)	1,515,030
Unproved properties, not being amortized	253,270	574,779	(2)	828,049
Other property and equipment, net	9,599	—		9,599

Total property and equipment, net	1,634,204	718,474		2,352,678
Other assets	7,010	—		7,010

Total Assets	$1,714,440	$735,608		$2,450,048

Liabilities, Preferred Stock and Sharehollders’ Equity
Total current liabilities	$228,028	$1,738	(2)	$229,766
Long-term debt	1,362,046	165,000	(3)(4)	1,527,046
Contingent consideration	—	68,750	(5)	68,750
Other liabilities	54,439	120	(2)	54,559

Total liabilities	1,644,513	235,608		1,880,121

Commitments and contingencies
Preferred stock, $0.01 par value	—	218,485	(6)	218,485
Shareholders’ equity
Common stock, $0.01 par value	658	156	(7)	814
Additional paid-in capital	1,672,332	281,359	(7)(8)	1,953,691
Accumulated deficit	(1,603,063)	—		(1,603,063)

Total shareholders’ equity	69,927	281,515		351,442

Total Liabilities, Preferred Stock and Shareholders’ Equity	$1,714,440	$735,608		$2,450,048

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31, 2017
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$128,092	$6,244	(1)	$—		$134,336
Natural gas liquids	7,425	1,502	(1)	—		8,927
Natural gas	15,838	2,093	(1)	—		17,931

Total revenues	151,355	9,839		—		161,194
Costs and Expenses
Lease operating	29,845	1,656	(1)	—		31,501
Production taxes	6,208	508	(1)	—		6,716
Ad valorem taxes	2,967	88	(1)	—		3,055
Depreciation, depletion and amortization	54,382	—		717	(2)	55,099
General and administrative, net	21,703	—		—		21,703
(Gain) loss on derivatives, net	(25,316)	—		—		(25,316)
Interest expense, net	20,571	—		(5,068)	(3)	15,503
Other expense, net	974	—		—		974

Total costs and expenses	111,334	2,252		(4,351)		109,235
Income Before Income Taxes	40,021	7,587		4,351		51,959
Income tax expense	—	—		—	(4)	—

Net Income	$40,021	$7,587		$4,351		$51,959

Less:
Dividends on preferred stock	—	—		(5,547)	(5)	(5,547)
Amortization of discount on preferred stock	—	—		(3,502)	(6)	(3,502)

Net Income Attributable to Common Shareholders	$40,021	$7,587		($4,698)		$42,910

Net Income Per Common Share
Basic	$0.61					$0.53

Diluted	$0.61					$0.53

Weighted Average Common Shares Outstanding
Basic	65,188					80,788
Diluted	65,778					81,378

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, 2016
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$378,073	$6,939	(1)	$—		$385,012
Natural gas liquids	22,428	1,146	(1)	—		23,574
Natural gas	43,093	3,234	(1)	—		46,327

Total revenues	443,594	11,319		—		454,913
Costs and Expenses
Lease operating	98,717	2,182	(1)	—		100,899
Production taxes	19,046	533	(1)	—		19,579
Ad valorem taxes	5,559	—	(1)	—		5,559
Depreciation, depletion and amortization	213,962	—		7,082	(2)	221,044
General and administrative, net	74,972	—		—		74,972
(Gain) loss on derivatives, net	49,073	—		—		49,073
Interest expense, net	79,403	—		(15,940)	(3)	63,463
Impairment of proved oil and gas properties	576,540	—		—		576,540
Other expense, net	1,796	—		—		1,796

Total costs and expenses	1,119,068	2,715		(8,858)		1,112,925

Income (Loss) Before Income Taxes	(675,474)	8,604		8,858		(658,012)
Income tax expense	—	—		—	(4)	—

Net Income (Loss)	($675,474)	$8,604		$8,858		($658,012)

Less:
Dividends on preferred stock	—	—		(22,188)	(5)	(22,188)
Amortization of discount on preferred stock	—	—		(13,640)	(6)	(13,640)

Net Income Attributable to Common Shareholders	($675,474)	$8,604		($26,970)		($693,840)

Net Loss Per Common Share
Basic	($11.27)					($9.19)

Diluted	($11.27)					($9.19)

Weighted Average Common Shares Outstanding
Basic	59,932					75,532
Diluted	59,932					75,532

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On June 28, 2017, Carrizo Oil & Gas, Inc. and its wholly-owned subsidiary, Carrizo (Permian) LLC (the “Company”) entered into a purchase and sale agreement (the “ExL Purchase Agreement”) with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”) to acquire approximately 16,488 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “ExL Properties”) for a purchase price of $648.0 million, subject to customary purchase price adjustments (the “ExL Acquisition”). In addition, the Company has agreed to make a contingent payment of $50.0 million per year if the average daily closing spot price of a barrel of West Texas Intermediate crude oil as measured by the U.S. Energy Information Administration (“WTI Average Price”) is above $50.00/Bbl for any of the years of 2018, 2019, 2020 and 2021 (the “Contingent Payment”). The Contingent Payment will be zero for the respective year if the WTI Average Price of a barrel of oil is below $50.00/Bbl for any of such years, and the Contingent Payment is capped at and will not exceed $125.0 million. Upon execution of the ExL Purchase Agreement, we paid $75.0 million as a performance deposit for our obligations under that agreement with the remaining purchase price due at closing. The Company currently expects the ExL Acquisition to close in mid-August 2017, subject to satisfaction of specified closing conditions. The ExL Acquisition has an effective date of May 1, 2017. The ExL Acquisition will be funded with net proceeds from the financing transactions described below.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the ExL Acquisition on the Company’s historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is based on the historical consolidated balance sheet as of March 31, 2017 adjusted to give effect as if the ExL Acquisition occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the ExL Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2016 Annual Report on Form 10-K, filed on February 27, 2017, and its quarterly report on Form 10-Q filed on May 9, 2017, and the audited combined statements of revenues and direct operating expenses of ExL filed herewith.

The unaudited pro forma condensed combined financial statements give effect to the transactions described below. Each of the financing transactions exclude any discounts, commissions, commitment fees or other transactional costs.

•	ExL Acquisition for a purchase price of $648.0 million

•	proposed issuance of $250.0 million aggregate principal amount of Senior Notes due 2025 issued at par (the “Senior Notes due 2025”)

•

for $250.0 million, the (i) proposed issuance of 250,000 shares of preferred stock, with a par value of $0.01 per share and a cumulative 8.875% fixed annual dividend payable quarterly (the “preferred stock”) and the (ii) proposed issuance of warrants to purchase 2,750,000 shares of the Company’s common stock at an assumed exercise price of $16.08 per share (the approximate closing price of our common stock on the NASDAQ Global Select Market on June 27, 2017) (the “warrants”)

•

proposed issuance of 15,600,000 shares of the Company’s common stock for approximately $250.0 million, based on an assumed offering price of $16.08 per share (the approximate closing price of our common stock on the NASDAQ Global Select Market on June 27, 2017) (the “common stock”)

The unaudited pro forma condensed combined balance sheet is based on the preliminary allocation of the purchase price before purchase price adjustments which will relate to the revenues, operating expenses and capital expenditures from the effective date to the closing date. As a result, the final purchase price may be different than the preliminary purchase price.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma condensed combined financial information does not purport to represent what the statements of operations would have been had the ExL Acquisition occurred on January 1, 2016, nor is it indicative of the Company’s future operating results. The Company’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the ExL Acquisition.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 reflects the following pro forma adjustments:

(1)	Reflect a portion of the excess of the net proceeds of $17.0 million from the proposed issuance of the Senior Notes due 2025, the Company’s common stock and the preferred stock and warrants described above over the purchase price of the ExL Acquisition, which is expected to be used for general corporate purposes, including to fund future potential acquisitions or a portion of our 2017 and 2018 capital expenditure plans.

(2)	The ExL Acquisition will be accounted for under the acquisition method of accounting whereby the purchase price is allocated to assets acquired and liabilities assumed based on their estimated acquisition date fair values based on information that is available at that time. While the Company has not yet performed the valuation procedures, it intends to use a combination of a discounted cash flow model and market data in determining the fair value of the oil and gas properties. Significant inputs into the calculation will include future commodity prices, estimated volumes of oil and gas reserves, expectations for timing and amount of future development and operating costs, future plugging and abandonment costs and a risk adjusted discount rate.

The current preliminary purchase price allocation is based on a preliminary discounted cash flow analysis. The purchase price allocation for the ExL Acquisition is subject to change based on future commodity prices on the closing date as well as purchase price adjustments, which will primarily relate to the revenues, operating expenses and capital expenditures from the May 1, 2017 effective date to the closing date. The preliminary allocation of the purchase price is presented below:

(In thousands)
Assets
Current assets	$134
Oil and gas properties
Proved properties	143,695
Unproved properties	574,779

Total oil and gas properties	718,474

Total assets acquired	$718,608

Liabilities
Revenues and royalties payable	1,738
Contingent consideration	68,750
Asset retirement obligations	120

Total liabilities assumed	70,608

Net Assets Acquired	$648,000

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(3)	Reflect the proposed issuance of the Senior Notes due 2025.

(4)	Reflect a portion of the excess of the net proceeds of $85.0 million from the proposed issuance of the Senior Notes due 2025, the Company’s common stock and the preferred stock and warrants described above over the purchase price of the ExL Acquisition, which is expected to be used to reduce borrowings under our revolving credit facility.

(5)	Reflect the Contingent Payment associated with the ExL Acquisition at an estimated acquisition date fair value.

(6)	Reflect the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the preferred stock based on its relative fair value.

(7)	Reflect the proposed issuance of common stock.

(8)	Reflect the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the warrants based on their relative fair value.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 reflect the following pro forma adjustments:

(1)	Record the revenues and direct operating expenses of the ExL Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the acquisition of the ExL Properties.

(3)	Decrease interest expense, net resulting from an increase in capitalized interest due to higher average balances of unproved properties as a result of the ExL Acquisition partially offset by increased interest expense due to the proposed issuance of Senior Notes due 2025. For purposes of this pro forma presentation, an interest rate of 8.375% was used for the Senior Notes due 2025. A 1/8% change in the interest rate assumed for the Senior Notes due 2025 would result in a change to interest expense, net of approximately $0.1 million and $0.2 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

(4)	Income tax effect of the revenues and direct operating expenses of the ExL Properties as well as pro forma adjustments is zero as the Company has concluded that it was more likely than not that the deferred tax assets will not be realized and recorded a valuation allowance against its net deferred tax assets, reducing the net deferred tax assets to zero. The ExL Acquisition does not change the Company’s prior conclusion.

(5)	Record dividends paid in cash associated with the proposed issuance of preferred stock. The Company has the option to pay the dividends in decreasing percentages of common stock of the Company for up to twelve fiscal quarters following the issuance.

(6)	Record amortization of the discount on the proposed issuance of preferred stock, created by the relative fair value allocation of net proceeds, using the effective interest method.

PREFERRED STOCK AND WARRANTS ISSUANCE

On June 28, 2017, we entered into a purchase agreement with the GSO Funds to issue and sell in a private placement (i) 250,000 shares of the preferred stock and (ii) warrants for 2,750,000 shares of our common stock, with an exercise price of $16.08 per share, exercisable only on a net share settlement basis for a cash purchase price equal to $970 per share of preferred stock purchased.

The preferred stock will initially have a liquidation preference of $1,000 (the “liquidation preference”). The holders of preferred stock will be entitled to receive in cash quarterly cumulative dividends at an annual rate of 8.875% of the liquidation preference per share. We may, however, at our election, pay all or a portion of the preferred stock dividends by delivering a number of shares of our common stock equal to the dividend amount divided by 97% of the trailing five-trading-day volume weighted average price (“VWAP”) per common stock share as follows: (i) with respect to any dividend declared in respect of a quarter ending on December 15, 2017 and on or prior to September 15, 2018, up to 100% of the dividend; (ii) with respect to any dividend declared in respect of a quarter ending on December 15, 2018 and on or prior to September 15, 2019, up to 75% of the dividend; or (iii) with respect to any dividend declared in respect of a quarter ending on December 15, 2019 and on or prior to September 15, 2020, up to 50% of the dividend. If we fail to satisfy the preferred stock dividend on the applicable dividend payment date, then the unpaid dividend will be added to the liquidation preference until paid. If we fail to pay the quarterly dividend on the applicable dividend payment date and such failure continues for three months past the applicable payment date, then the holders of the preferred stock will be entitled to additional rights, as described below.

On or prior to the third anniversary of the closing date for the preferred stock and warrants issuance (the “preferred stock closing”), we may redeem all or a portion of the outstanding shares of preferred stock at 104.4375% of the original $1,000 liquidation preference plus a make-whole premium of the preferred stock dividends (other than currently accrued and unpaid dividends) payable from the date of redemption through the third anniversary of the preferred stock closing, plus accrued and unpaid dividends. After the third anniversary of the preferred stock closing, we may redeem all or a portion of the outstanding shares of preferred stock at redemption prices decreasing from 104.4375% of the original $1,000 liquidation preference to the original $1,000 liquidation preference after the fifth anniversary of the preferred stock closing, plus accrued and unpaid dividends. We refer to the redemption prices in the prior two sentences as the “company redemption price.” We may at any time on or before the first anniversary of the preferred stock closing, subject to certain conditions, redeem up to 50,000 shares of preferred stock at a redemption price equal to the liquidation preference, which includes accrued and unpaid dividends, with the proceeds of sales of certain oil and gas properties, the sale or issuance of our common stock and the sale of any of our wholly owned subsidiaries after the closing date.

On or after the seventh anniversary of the preferred stock closing, or at any time if we fail to pay a quarterly dividend and such failure is not cured within three months, a designated representative of the preferred stock (the “holder representative”), on behalf of the holders of preferred stock, may elect to have us redeem all or a portion of the preferred stock at the then-applicable company redemption price. We may elect to satisfy any such redemption elected by the preferred stock holders by delivering cash, shares of common stock or a combination thereof. The number of shares of common stock to be delivered in the redemption, if applicable, will be determined using a price per share equal to 90% of the trailing 10-trading-day VWAP per common stock share. In the event we elect to settle the redemption called by the holder representative in common stock, the holder representative, in its sole discretion on behalf of the holders of preferred stock, may elect to revoke its redemption notice or reduce the number of shares to be redeemed.

If a change of control (as defined in the Statement of Resolutions governing the preferred stock) occurs, we may be required by the holders of the preferred stock to redeem the preferred stock for cash at the company redemption price if we do not afford the holders of the preferred stock an election to be redeemed in cash at a price equal to $1,010 per share plus accrued and unpaid dividends or to retain the preferred stock, which may be in the form of a substantially equivalent security in the surviving or successor entity. We may also make alternative arrangements with the preferred stock holders. However, any such redemption in cash will be tolled until a date that will not result in the preferred stock being characterized as “disqualified stock” or similar concepts under our debt instruments.

So long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding shares of preferred stock, the preferred stock will be subject to certain restrictions that limit our ability to (i) issue stock senior to or on a parity with the preferred stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio, (iii) amend, modify, alter or supplement our articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the preferred stock, (iv) enter into or amend certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the preferred stock than those existing on the preferred stock closing and (v) pay distributions on, purchase or redeem our common stock or other stock junior to the preferred stock that would cause us to exceed a specified leverage ratio. In addition, in certain circumstances, if we fail to redeem the preferred stock or pay dividends, the holders will be entitled to additional rights, including an increased dividend rate, the right to require us to pay preferred stock dividends in common stock at a price per share of 95% of the trailing five-trading-day VWAP per common stock share, the right to appoint up to two directors to our board of directors and the right to approve incurring indebtedness subject to a leverage ratio, declaring or paying certain prohibited distributions or issuing equity of subsidiaries to third parties.

In connection with the preferred stock closing, we will issue to the GSO Funds warrants to purchase 2,750,000 shares of common stock at an exercise price of $16.08, subject to adjustment. The warrants will be exercisable for a ten-year period. The warrants may only be exercised on a cashless net exercise basis and are subject to customary anti-dilution adjustments.

We also agreed to enter into a registration rights agreement with the GSO Funds on the preferred stock closing, pursuant to which we will agree to provide certain registration and other rights for the benefit of the GSO Funds. In addition, we also agreed to enter into a standstill and voting agreement with the GSO Funds, pursuant to which the GSO Funds will agree to refrain from taking certain corporate actions regarding us and agree to vote their common stock at the GSO Funds’ election either pro rata with other shareholders or as recommended by our board.

We expect to receive net proceeds of approximately $242.5 million from the preferred stock and warrants issuance (prior to payment of commitment fees and expenses of the issuance) at the preferred stock closing, subject to certain closing conditions, including completion of the Pending Acquisition. The net proceeds from the preferred stock and warrants issuance are expected to be used to finance a portion of the purchase price for the Pending Acquisition that is due at closing. This offering is not contingent on the preferred stock and warrants issuance although that issuance is contingent upon the completion of this offering, the common stock offering and the Pending Acquisition. The foregoing description and any other information regarding the preferred stock and warrants issuance are included herein solely for informational purposes. This prospectus supplement and any related communication shall not be deemed an offer to sell or a solicitation to buy any securities that may be offered in the preferred stock and warrants issuance.

The foregoing description of the preferred stock and warrants issuance and the related documentation does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, which has been filed as an exhibit to our Current Report on Form 8-K filed on June 28, 2017 and incorporated by reference herein, and the Form of Statement of Resolutions, the Form of Registration Rights Agreement, the Form of Warrant Agreement and the Form of Standstill and Voting Agreement attached to the purchase agreement, which are exhibits to the purchase agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We are party to a senior secured revolving credit facility, which we refer to as our revolving credit facility, with Wells Fargo Bank, National Association, as the administrative agent and issuing bank. The revolving credit facility provides for a borrowing capacity up to the least of (i) the borrowing base (as defined in the credit agreement governing the revolving credit facility), (ii) the aggregate commitments of the lenders and (iii) the maximum credit amount, which is currently $2.0 billion. The revolving credit facility matures on May 4, 2022, subject to a springing maturity date of June 15, 2020 if our 7.50% senior notes due 2020 have not been refinanced on or prior to such time. It is secured by substantially all of our assets and is guaranteed by all of our Material Domestic Subsidiaries (as defined in the credit agreement governing the revolving credit facility). Any subsidiary of ours that does not currently guarantee our obligations under our revolving credit facility that subsequently becomes a Material Domestic Subsidiary or incurs debt for borrowed money in excess of a de minimis amount will be required to guarantee our obligations under our revolving credit facility.

As of May 4, 2017, the revolving credit facility had a borrowing base of $900.0 million, of which $800.0 million has been committed by lenders. The borrowing base will be automatically reduced in connection with this offering by an amount equal to 0.25 multiplied by the stated principal amount of notes issued pursuant to this offering.

The annual interest rate on each base rate borrowing is (a) the greatest of the Prime Rate, the Federal Funds Effective Rate plus 0.5% and the adjusted LIBO rate for a three-month interest period on such day plus 1.00%, plus (b) a margin between 1.00% and 2.00% (depending on the then-current level of utilization of the lender commitments). The interest rate on each Eurodollar loan will be the adjusted LIBO rate for the applicable interest period plus a margin between 2.00% to 3.00% (depending on the then-current level of utilization of the lender commitments).

As a result of the ninth amendment to the revolving credit agreement that was entered into on May 4, 2017, we are subject to certain covenants under the terms of the revolving credit facility which include, but are not limited to, the maintenance of the following financial covenants as of the last day of each quarter: (1) a ratio of Total Debt to EBITDA of not more than 4.0 to 1.0; and (2) a Current Ratio of not less than 1.0 to 1.0 (each of the capitalized terms used in the foregoing clauses (1) and (2) being as defined in the credit agreement governing the revolving credit facility). At March 31, 2017, the ratio of Total Debt to EBITDA was 3.34 to 1.00 and the Current Ratio was 2.56 to 1.00. As defined in the credit agreement governing the revolving credit facility, Total Debt is net of cash and cash equivalents and the Current Ratio includes an add back of the available borrowing capacity. Because the calculations of the financial ratios are made as of a certain date, the financial ratios can fluctuate significantly period to period as the amounts outstanding under the revolving credit facility are dependent on the timing of cash flows related to operations, capital expenditures, sales of oil and gas properties and securities offerings.

The revolving credit facility also places restrictions on us and certain of our subsidiaries with respect to additional indebtedness, liens, dividends and other payments to shareholders, repurchases or redemptions of our common stock, redemptions of the existing senior notes, the convertible senior notes and any additional senior notes (including the notes), investments, acquisitions, mergers, asset dispositions, transactions with affiliates, hedging transactions and other matters.

The revolving credit facility is subject to customary events of default, including a change in control (as defined in the credit agreement governing the revolving credit facility). If an event of default occurs and is continuing, the Majority Lenders (as defined in the credit agreement governing the revolving credit facility) may accelerate amounts due under the revolving credit facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable).

At March 31, 2017, we had $123.0 million of borrowings outstanding under the revolving credit facility. At March 31, 2017, we had $0.4 million in letters of credit outstanding which reduced the amounts available under the revolving credit facility. At June 22, 2017, we had $196.5 million of borrowings outstanding under the revolving credit facility with a weighted average interest rate of 3.20%. The borrowings reflected do not include subsequent borrowings to fund the purchase price deposit for the Pending Acquisition or pay a financing commitment fee for the issuance of preferred stock. The amount the Company is able to borrow under the revolving credit facility is subject to compliance with the financial covenants and other provisions of the credit agreement governing the revolving credit facility. The revolving credit facility is used to fund ongoing working capital needs and our capital expenditure plan only to the extent such amounts exceed the cash flow from operations, proceeds from the sale of oil and gas properties and securities offerings.

On June 28, 2017, we entered into a tenth amendment to the credit agreement governing our revolving credit facility to, among other things, (i) amend the calculation of certain financial covenants to provide that EBITDA will be calculated on an annualized basis commencing with the fiscal quarter ending September 30, 2017, (ii) amend the restricted payments covenant to, among other things, provide for additional capacity to pay dividends with respect to, and make redemptions of, our equity interests, including the ability, subject to certain conditions, to pay dividends on or make redemptions of the preferred stock using proceeds of certain equity issuances or asset sales, (iii) amend the definition of “Disqualified Capital Stock” to provide, among other things, that the preferred stock does not constitute “Disqualified Capital Stock” for purposes of the revolving credit facility, (iv) provide that any Additional Consideration (as defined in the revolving credit facility) payable pursuant to the ExL Purchase Agreement does not constitute Debt (as defined in the revolving credit facility) for purposes of the revolving credit facility until such time as the amount of such obligation is determined, and (v) amend certain other covenants, in each case as set forth therein.

Existing Senior Notes

On September 10, 2012, we issued in a registered public offering $300.0 million aggregate principal amount of 7.50% senior notes due 2020. On October 30, 2014, we issued an additional $300.0 million aggregate principal amount of 7.50% senior notes due 2020 in a private placement that was not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to a registration rights agreement entered into in connection with the issuance of such privately placed 7.50% senior notes, in February 2015, we completed an exchange offer and issued registered notes having substantially identical terms as such privately placed securities, but registered with the SEC, in exchange for all such outstanding unregistered senior notes. We refer in this prospectus supplement to the 7.50% senior notes due 2020 as the 7.50% senior notes.

The 7.50% senior notes mature on September 15, 2020, with interest payable semi-annually on each September 15 and March 15. We may redeem all or a part of the 7.50% senior notes, at redemption prices decreasing from 103.750% of the principal amount to 100% of the principal amount on September 15, 2018, plus accrued and unpaid interest.

On April 28, 2015, we issued in a registered public offering $650.0 million aggregate principal amount of 6.25% senior notes due 2023. We refer in this prospectus supplement to the 6.25% senior notes due 2023 as the 6.25% senior notes, and collectively with our 7.50% senior notes as our “existing senior notes.”

The 6.25% senior notes mature on April 15, 2023, with interest payable semi-annually on each April 15 and October 15. Except in certain circumstances described below, we may not redeem the 6.25% senior notes prior to April 15, 2018. On and after April 15, 2018, we may redeem all or a part of the 6.25% senior notes, at redemption prices decreasing from 104.688% of the principal amount to 100% of the principal amount on April 15, 2021, plus accrued and unpaid interest. In connection with certain equity offerings by us, we may at any time prior to April 15, 2018, subject to certain conditions, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 6.25% senior notes at a redemption price of 106.250% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date using the net cash proceeds of such equity offerings. Prior to April 15, 2018, we may redeem all or part of the 6.25% senior notes at 100% of the principal amount thereof, plus accrued and unpaid interest and a make whole premium (as defined in the indenture governing the 6.25% senior notes).

Our existing senior notes are guaranteed by the same subsidiaries that also guarantee our convertible senior notes and our revolving credit facility and will guarantee the notes offered by this prospectus supplement. The subsidiary guarantees are effectively junior in right of payment to any secured indebtedness of each subsidiary guarantor to the extent of the collateral securing such indebtedness. Our existing senior notes are not guaranteed by certain subsidiaries.

If a Change of Control (as defined in the indentures governing the existing senior notes) occurs, we may be required by the holders of the existing senior notes to repurchase the existing senior notes for cash at a price equal to 101% of the aggregate principal amount, plus any accrued and unpaid interest.

The indentures governing the existing senior notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: pay distributions on, purchase or redeem our common stock or other capital stock or redeem subordinated debt; make investments; incur or guarantee additional indebtedness or issue certain types of equity securities; create certain liens; sell assets; consolidate, merge or transfer all or substantially all of our assets; enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us; engage in transactions with affiliates; and create unrestricted subsidiaries.

The existing senior notes are subject to customary events of default, including those relating to failures to comply with the terms of the indenture governing the existing senior notes, certain failures to file reports with the SEC, certain cross defaults of other indebtedness and mortgages and certain failures to pay final judgments.

Convertible Senior Notes

In May 2008, we issued $373.8 million aggregate principal amount of 4.375% convertible senior notes due 2028. In November 2010, we completed a tender offer to repurchase $300.0 million aggregate principal amount of our convertible senior notes. After our repurchase of $300.0 million aggregate principal amount of convertible senior notes, $73.8 million aggregate principal amount of convertible senior notes remained outstanding. In June 2013, we completed a tender offer to repurchase $69.3 million aggregate principal amount of our convertible senior notes, of which $4.4 million aggregate principal amount of convertible senior notes remains outstanding. Each holder as of the date of each tender offer received $1,000 for each $1,000 principal amount of convertible senior notes purchased in such tender offer, plus accrued and unpaid interest.

Interest on the convertible senior notes is payable on June 1 and December 1 each year. The convertible senior notes are convertible, using a net share settlement process, into a combination of cash and our common stock that entitles holders of the convertible senior notes to receive cash up to the principal amount ($1,000 per note) and common stock in respect of the remainder, if any, of our conversion obligation in excess of such principal amount. The convertible senior notes are convertible into our common stock at a ratio of 9.9936 shares per $1,000 principal amount of notes, equivalent to a conversion price of approximately $100.06. This conversion rate is subject to adjustment upon certain corporate events.

Holders may convert the convertible senior notes only under the following conditions: (a) during any calendar quarter if the last reported sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter, (b) if, prior to the stated maturity of the convertible senior notes, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the convertible senior notes is equal to or less than 97% of the conversion value of such notes, (c) during specified periods if specified distributions to holders of our common stock are made or specified corporate transactions occur, (d) prior to the close of business on the business day preceding the redemption date if the convertible senior notes are called for redemption or (e) on or after March 31, 2028 and prior to the close of business on the business day prior to the maturity date of June 1, 2028.

The holders of the convertible senior notes may require us to repurchase the convertible senior notes on June 1, 2018 and 2023, or upon a fundamental corporate change at a repurchase price in cash equal to 100% of the principal amount of the convertible senior notes to be repurchased plus accrued and unpaid interest, if any. We may redeem convertible senior notes at any time at a redemption price equal to 100% of the principal amount of the convertible senior notes to be redeemed plus accrued and unpaid interest, if any.

The convertible senior notes are subject to customary non-financial covenants and events of default, including a cross default under the revolving credit facility (described below), the occurrence and continuation of which could result in the acceleration of amounts due under the convertible senior notes.

The convertible senior notes are our general unsecured obligations and rank equal to all of our existing and future senior unsecured indebtedness, including the notes being offered by this prospectus supplement, but are effectively junior in right of payment to all of our secured indebtedness, (including borrowings under the revolving credit facility) to the extent of the value of the collateral securing such indebtedness.

The convertible senior notes are guaranteed by the same subsidiary guarantors that guarantee our revolving credit facility and the existing senior notes and that will guarantee the notes offered by this prospectus supplement. The subsidiary guarantees are effectively junior in right of payment to any secured indebtedness of each subsidiary guarantor to the extent of the collateral securing such indebtedness. The indenture governing the convertible senior notes requires any subsidiary that guarantees any of our publicly-traded debt securities (as defined in such indenture), which includes the existing senior notes and the senior notes offered hereby, also to guarantee the convertible senior notes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Company,” “us,” “our” or “we” refers only to Carrizo Oil & Gas, Inc. and not to any of its subsidiaries, and the term “notes” refers to the Company’s notes being offered hereby.

The Company and certain of the Guarantors have entered into an indenture dated May 28, 2008, which we refer to as the “base indenture,” between them and Wells Fargo Bank, National Association, as trustee, pursuant to which the Company may issue multiple series of debt securities from time to time. The Company issued its convertible senior notes pursuant to the first supplemental indenture to the base indenture, made its initial issuance of 7.50% senior notes pursuant to the tenth supplemental indenture to the base indenture and an additional issuance of 7.50% senior notes pursuant to the fifteenth supplemental indenture to the base indenture and issued its 6.25% senior notes pursuant to the sixteenth supplemental indenture to the base indenture. The Company will issue the notes offered hereby under the base indenture, as amended and supplemented by a new supplemental indenture to be entered into among the Company, the Guarantors and the trustee, setting forth the specific terms of the notes. In this description, when we refer to the “indenture,” we mean the base indenture as so amended and supplemented by the new supplemental indenture pursuant to which the notes will be issued, and when we refer to the “supplemental indenture,” we mean the new supplemental indenture pursuant to which the notes will be issued. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the notes. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes.    The notes:

•	will be general unsecured senior obligations of the Company;

•	will rank equally in right of payment with all existing and future senior Indebtedness of the Company;

•

will rank effectively junior in right of payment to any secured Indebtedness of the Company, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	will rank senior in right of payment to any future subordinated Indebtedness of the Company;

•	will be unconditionally guaranteed, jointly and severally, by the Guarantors on a senior unsecured basis; and

•	will rank effectively junior in right of payment to any Indebtedness or liabilities of the Company’s Subsidiaries that do not guarantee the notes.

The Subsidiary Guarantees.    Initially, the notes will be guaranteed, jointly and severally, by certain of our existing Subsidiaries (Bandelier Pipeline Holding, LLC; Carrizo (Eagle Ford) LLC; Carrizo (Marcellus) LLC; Carrizo (Marcellus) WV LLC; Carrizo (Niobrara) LLC; Carrizo (Permian) LLC; Carrizo (Utica) LLC; Carrizo Marcellus Holding Inc.; CLLR, Inc.; Hondo Pipeline, Inc.; and Mescalero Pipeline, LLC) and by certain of our future Subsidiaries. As of March 31, 2017, the Subsidiaries that do not guarantee the notes held assets with a book value of approximately $3.8 million.

Each guarantee of the notes:

•	will be a general unsecured senior obligation of the Guarantor;

•	will rank equally in right of payment with all existing and future senior Indebtedness of that Guarantor;

•

will rank effectively junior in right of payment to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	will rank senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	will rank effectively junior in right of payment to any of the Indebtedness or liabilities of any Subsidiary of that Guarantor that does not guarantee the notes.

As of March 31, 2017, after giving effect to this offering and the common stock offering and the application of the net proceeds therefrom, as set forth under “Capitalization,” the Company (excluding its Subsidiaries) would have had:

•

total long-term senior Indebtedness of approximately $1.5 billion, including Indebtedness under the Credit Agreement, the notes, our convertible senior notes and our existing senior notes (but excluding letters of credit); and

•	no Indebtedness subordinated in right of payment to the notes.

On the same basis, the Guarantors would have had:

•

total long-term senior Indebtedness of approximately $1.5 billion, consisting of their guarantees of Indebtedness under the Credit Agreement, the notes, our convertible senior notes and our existing senior notes; and

•	no Indebtedness subordinated in right of payment to their guarantees of the notes.

On the same basis, the Company’s Subsidiaries that are not Guarantors would have had:

•	no liabilities, excluding intercompany Indebtedness; and

•	no Indebtedness subordinated in right of payment to the notes.

The indenture will permit the Company and its Subsidiaries to incur additional Indebtedness, including additional Senior Debt.

Restricted Subsidiaries of the Company (including any newly created or acquired Restricted Subsidiaries of the Company) will be required to guarantee the notes only under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

Initially, all of our Subsidiaries will be “Restricted Subsidiaries” under the indenture, other than Monument Exploration LLC. However, under the circumstances described below under the subheading “—Certain

Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not be required by the indenture to guarantee the notes. As of March 31, 2017, the Unrestricted Subsidiaries held assets with a nominal book value.

Principal, Maturity and Interest

The Company will issue notes in an initial aggregate principal amount of $250.0 million. The Company may issue additional notes under the indenture from time to time after this offering without notice or consent of the Holders of the notes. Any offering of additional notes would be subject to the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase (except (i) with respect to the accrual of interest prior to the issuance of additional notes and their offering price and issue date and (ii) that, if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number and ISIN number). Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes refer to the notes offered hereby and any additional notes actually issued. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on                 , 2025.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears                on and                 , commencing on                 , 2017. The Company will make each interest payment to the Holders of record on the immediately preceding                  and                 .

Interest on the notes offered hereby will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company or paying agent, the Company will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions to an account in the United States. All other payments on the notes will be made at the office or agency of the paying agent and registrar in Minneapolis, Minnesota unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange its notes in accordance with the indenture. The registrar or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Initially, the notes will be unconditionally guaranteed, jointly and severally, by certain of our existing Subsidiaries on a senior unsecured basis (Bandelier Pipeline Holding, LLC; Carrizo (Eagle Ford) LLC; Carrizo (Marcellus) LLC; Carrizo (Marcellus) WV LLC; Carrizo (Niobrara) LLC; Carrizo (Permian) LLC; Carrizo (Utica) LLC; Carrizo Marcellus Holding Inc.; CLLR, Inc.; Hondo Pipeline, Inc.; and Mescalero Pipeline, LLC). In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be unconditional and joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. It is uncertain, however, whether such provision will be effective under applicable law to prevent a Subsidiary Guarantee from being voidable as a fraudulent conveyance. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.” The aggregate assets and revenues as of and for the three months ended March 31, 2017 attributable to all our Subsidiaries that are not providing guarantees of the notes constituted less than 1% of our consolidated assets and revenues as of and for the period ended on that date. If any of the non-guarantor Subsidiaries becomes a material domestic subsidiary (as defined under our Credit Agreement), it is expected that it will become a guarantor under that facility and with respect to the notes and the existing senior notes. For additional information regarding our Subsidiaries that are not Guarantors, see footnotes 13 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, respectively.

A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is the Guarantor or (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) such transaction does not violate the “Asset Sale” provisions of the indenture. See “—Repurchase at the Option of Holders—Asset Sales.”

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture and the Guarantor no longer qualifies as a Subsidiary as a result of such disposition;

(3) if such Guarantor is a Restricted Subsidiary and the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal or covenant defeasance as described below under the caption “—Defeasance”;

(5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing;

(6) at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the Company and any Indebtedness of any other Restricted Subsidiary and (y) to be an obligor with respect to any Indebtedness under any Credit Facility; or

(7) upon such Guarantor consolidating with, merging into or transferring all of its assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

Optional Redemption

Except as otherwise described below in this section or in the second-to-last paragraph under the caption “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Company’s option prior to                 , 2020. The Company is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

At any time prior to                 , 2020, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of     % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount up to the amount of the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On and after                 , 2020, the Company may redeem all or a part of the notes upon notice pursuant to the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on                 of the years indicated below:

Year	Percentage
, 2020		%
, 2021		%
, 2022		%
, 2023 and thereafter	100.000%

In addition, prior to                 , 2020, the Company may on any one or more occasions redeem all or part of the notes upon notice pursuant to the indenture, at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

(3) the Make Whole Premium at the redemption date.

Special Redemption

If a Mandatory Redemption Event occurs, then on the Special Redemption Date, the Company will redeem the notes then outstanding, at a redemption price (the “Special Redemption Price”) equal to the initial offering price plus accrued and unpaid interest to, but not including, the Special Redemption Date. We refer to such a redemption as a “Special Mandatory Redemption.” In addition, if at any time the Company determines that a Mandatory Redemption Event is reasonably likely to occur, then the Company may, at its option, redeem the notes then outstanding on the Special Redemption Date, at a redemption price equal to the Special Redemption Price. We refer to such a redemption as a “Special Optional Redemption,” and we refer to a Special Mandatory Redemption or Special Optional Redemption as a “Special Redemption.”

“Mandatory Redemption Event” means the first occurrence of either (a) the termination of all of the ExL Purchase Agreement at any time prior to the consummation of the Pending Acquisition or (b) if the Pending Acquisition is not consummated by October 28, 2017.

“Special Redemption Date” means the earlier of (a) the last Business Day that is on or before the 15th day after a Mandatory Redemption Event or (b) any other Business Day selected by the Company and set forth in the notice of redemption, with respect to a Special Redemption, given in accordance with the provisions of the indenture.

Upon the consummation of the Pending Acquisition, the foregoing provisions regarding Special Redemptions will cease to apply.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis or, in the case of notes in global form, the trustee will select notes for redemption based on DTC’s method that most nearly approximates pro rata selection unless otherwise required by law.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail, or if the notes are in global form, sent pursuant to the applicable procedures of DTC, at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that (i) optional redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (ii) a notice of a Special Redemption shall be at least 10 days before the Special Redemption

Date. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering. If a redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and, if applicable, shall state that, in the Company’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the applicable Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless a condition to the redemption set forth in the notice has not been satisfied. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

The notice of redemption with respect to a redemption described in the fourth paragraph under “—Optional Redemption” need not set forth the Make Whole Premium but only the manner of calculation thereof.

Mandatory Redemption

Except as set forth above under “—Special Redemption” and below under “—Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will provide a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Purchase Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Purchase Date, the Company will:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Purchase Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or otherwise. The Company’s current Credit Agreement generally prohibits the Company’s repurchase of the notes pursuant to a Change of Control Offer and provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture will provide that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant. If the Company is unable to obtain the requisite consents or repay all of its other outstanding Senior Debt, the Company will remain prohibited from purchasing notes under those other agreements. The Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable due to the circumstances described below under the caption “Certain Covenants—Effectiveness of Covenants.” Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption” unless there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any publicly announced Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer.

A Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole other than to a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Holders of notes may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest in which our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our Board of Directors initially opposed the directors.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer or Alternate Offer and the Company, or any other Person making a Change of Control Offer or Alternate Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the applicable Change of Control Payment or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Payment or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Company’s ability to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise), as determined (on the date of contractually agreeing to such Asset Sale) in good faith by senior management of the Company or, if the consideration with respect to such Asset Sale exceeds $25 million, the Board of Directors of the Company, at least equal to the Fair Market Value of the assets or Equity Interest issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration to be received by the Company and its Restricted Subsidiaries in such Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and all other Asset Sales since the date of the supplemental indenture, on a cumulative basis, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion;

(c) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(d) solely in the case of any Asset Sale of Production Facility or Pipeline Assets, the Company or the Restricted Subsidiary receives Permitted MLP Securities;

provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of items (1) and (2) above. Notwithstanding the preceding, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option to any combination of the following:

(1) to prepay, repay, redeem, defease or repurchase Senior Debt;

(2) to invest in or acquire Additional Assets; or

(3) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (2) or (3) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary of the Company may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the Company will make an offer (the “Asset Sale Offer”) to all

Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the trustee so that only notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000 will be permitted). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

For purposes of this covenant, references to the application or investment of Net Proceeds include the application or investment of cash in an amount equal to such Net Proceeds.

Certain Covenants

Effectiveness of Covenants

From and after the first day (the “Suspension Date”) on which:

(1) the notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the indenture;

the Company and its Restricted Subsidiaries will cease to be subject to the provisions of the indenture summarized under the subheadings below:

(1) “Incurrence of Indebtedness and Issuance of Preferred Stock,”

(2) “Restricted Payments,”

(3) “Dividend and Other Payment Restrictions Affecting Subsidiaries,”

(4) “Asset Sales,”

(5) “Transactions with Affiliates,” and

(6) Clauses (4) and (5) of “Merger, Consolidation or Sale of Assets”

(collectively, the “Suspended Covenants”). If at any date (each such date, a “Reversion Date”) the credit rating of the notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the indenture, unless and until the notes subsequently attain an Investment Grade Rating. Neither the failure of the Company or any of its

Subsidiaries to comply with a Suspended Covenant after the notes attain an Investment Grade Rating and before any reinstatement of the Suspended Covenants nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the indenture during that period will constitute a Default, Event of Default or breach of any kind under the indenture, the notes or the Subsidiary Guarantees.

During any period when the Suspended Covenants are not in effect, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the indenture.

The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect at all times since the Issue Date, including during the Suspension Period.

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating from any Rating Agency.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, redemption, defeasance, repurchase or other acquisition of Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees purchased, redeemed, defeased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition, and (c) any payment of principal at the Stated Maturity thereof); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(I) the Company would, at the time of such Restricted Payment immediately after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(II) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (13) of the next succeeding paragraph) since November 2, 2010, is less than the sum, without duplication, of (the “Restricted Payments Basket”):

(a) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the Measurement Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any Capital Stock of Persons (other than an Unrestricted Subsidiary) engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Company after the Measurement Date as a contribution to its common equity capital or from the issue or sale after the Measurement Date of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the Measurement Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company) or received upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of the Company, plus

(c) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person since the Measurement Date resulting from:

(i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company, repayments of loans or advances or other transfers of assets (including by way of interest payments, dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; plus

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary; plus

(iii) an amount equal to any amount included as a Restricted Payment pursuant to clause (II) above on account of any guarantee entered into by the Company or any Restricted Subsidiary; to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus

(iv) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with the Company or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Payment pursuant to clause (II) above on account of the Company’s or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation; plus

(d) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Measurement Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible into or exchangeable for Equity Interests of the Company (other than Disqualified Stock) (less the amount of cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange), in each case to the extent such amounts have not been included in Consolidated Net Income for any period commencing on or after the Measurement Date.

The amount of the Restricted Payments Basket as of March 31, 2017 was approximately $1.2 billion.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption within 60 days after the date of its declaration or the giving of notice of such a redemption if at the date of declaration or notice the payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from clause (II) above;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such defeasance, redemption, repurchase, retirement or acquisition occurs not more than 120 days after such incurrence;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (other than for any Equity Interest) of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director, employee or consultant equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests option plan or similar arrangement other than any rights described under clause 9(b) below; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year (with any portion of such $3.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included, (a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees, consultants or directors of the Company or its Affiliates that occur after November 2, 2010 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (II)(b) of the first paragraph of this covenant) and (b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after November 2, 2010;

(6) any purchase, redemption, defeasance, retirement or other acquisition of Indebtedness that is subordinated in right of payment to the notes or a Subsidiary Guarantee pursuant to the provisions of such Indebtedness in the event of a Change of Control or an Asset Sale, in each case plus accrued and unpaid interest thereon, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under “Repurchase at the Option of Holders—Change of Control”; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “Repurchase at the Option of Holders—Asset Sales”;

(7) the repurchase, redemption or other acquisition for value of Equity Interests of the Company or any Restricted Subsidiary of the Company representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by the indenture;

(8) the repurchase, redemption or other acquisition of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(9) the defeasance, repurchase, redemption or other acquisition or retirement for value of (a) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting or (b) to the extent otherwise constituting a Restricted Payment, any rights under any cash or equity-settled equity stock appreciation agreement or plan of the Company or any Restricted Subsidiary;

(10) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture not to exceed $25.0 million in the aggregate after the date of the supplemental indenture;

(11) the payment of any dividends or distributions by the Company to the holders of its Disqualified Stock or preferred stock; provided that such Disqualified Stock or preferred stock is issued on or after the date of the supplemental indenture in accordance with the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12) the declaration and payment of distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal Fair Market Value at the time of declaration;

(13) (i) cash capital contributions to, and funding expenses for the benefit of, foreign Unrestricted Subsidiaries or foreign Joint Ventures in an amount not to exceed $50.0 million in the aggregate since November 2, 2010, and (ii) guarantees to fund any such expenditures; or

(14) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million at any time outstanding since November 2, 2010 (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause); provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $20.0 million, by an officer of the Company and, in the case of amounts over $20.0 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(14) or pursuant to the Restricted Payments Basket or as a Permitted Investment, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred securities; provided, however, that the Company and any of the Guarantors may incur Indebtedness and the Company may issue Disqualified Stock and any Guarantor may issue Disqualified Stock or preferred securities, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred securities or Disqualified Stock is issued, as the case may be, would have been at least 2.50 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred securities or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or any preferred securities described below (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of the Guarantors of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness outstanding under the Company and its Restricted Subsidiaries’ Credit Facilities incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) does not exceed the greater of (a) $800.0 million and (b) an amount equal to the sum of $250.0 million plus 35.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness not otherwise referred to in this definition of “Permitted Debt”;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes (excluding any additional notes) and the related Subsidiary Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, installation, repair, replacement, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets (but no other material assets)) and related financing costs, and Attributable Debt in respect of Sale Leaseback Transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(5) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company, in each case that was permitted by the indenture to be incurred pursuant to the first paragraph of this covenant or clauses (2), (3), (4), (5) and (12) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) Permitted Acquisition Indebtedness;

(13) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(15) accounts payable or other obligations of the Company or any of its Restricted Subsidiaries to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business or which is customary in the Oil and Gas Business in connection with the obtaining of goods or services;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(17) the guarantee by the Company described in clause (13) under the caption “—Restricted Payments;”

(18) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of additional Disqualified Stock or the issuance by any Restricted Subsidiary of preferred securities, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness, Disqualified Stock and preferred securities incurred or issued under this clause (18) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance; and

(19) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds are deposited for the purpose of defeasing the notes as described below under the caption “—Defeasance.”

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock or preferred securities meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner that complies with this covenant; provided that any Indebtedness under the Credit Agreement which was incurred on or prior to, and outstanding on the date of the supplemental indenture, shall be deemed to have been initially incurred on the date of the supplemental indenture pursuant to clause (1) of the definition of “Permitted Debt” rather than the first paragraph above. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included except to the extent that such Indebtedness exceeds such guarantee or letter of credit and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included except to the extent that the amount of such Indebtedness exceeds the amount of such letters of credit.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued and unpaid interest on such Indebtedness, and the amount of all fees, expenses and premiums incurred in connection therewith). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its assets (whether now owned or hereafter acquired), securing Indebtedness, unless the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien on any assets of the Company or any of its Restricted Subsidiaries created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including in respect of any Credit Facilities) as in effect on the date of the supplemental indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements (or the agreements referred to in this clause (1)), or the Indebtedness to which those agreements (or the agreements referred to in this clause (1)) relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the supplemental indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the supplemental indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(5) any agreement or instrument governing any Permitted Acquisition Indebtedness, so long as such agreement or instrument (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction related thereto, and (B) is not applicable to any Person, or the assets of any Person, other than the Person, or the assets or Subsidiaries of the Person, subject to such acquisition, merger or consolidation, so long as the agreement containing such restriction does not violate any other provision of the indenture;

(6) instruments governing Indebtedness of the Company or any of the Guarantors permitted to be incurred pursuant to an agreement entered into subsequent to the date of the supplemental indenture in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Credit Agreement and in the indenture as in effect on the date of the supplemental indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(7) (i) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements, joint operating agreements, or similar operational agreements or in licenses or leases, or (ii) other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property, provided, however, that such other encumbrances or restrictions do not materially impair the ability of the Company to make scheduled payments on the notes when due in each case entered into in the ordinary course of business or customary in the Oil and Gas Business;

(8) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business or which is customary in the Oil and Gas Business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or which are customary in the Oil and Gas Business or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets or property that are the subject of such agreements;

(13) any agreement or instrument relating to any property or assets acquired after the date of the supplemental indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(14) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business or which are customary in the Oil and Gas Business;

(15) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(16) Hedging Contracts permitted from time to time under the indenture;

(17) the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests);

(18) any Permitted Investment; and

(19) restrictions on repayment of Indebtedness and other obligations to, and restrictions on the making of loans, advances, sales, leases and transfers to, a Restricted Subsidiary that does not directly or indirectly own Capital Stock of the obligor, lender, seller, lessor or transferor, as the case may be.

Merger, Consolidation or Sale of Assets

The Company may not: (x) consolidate or merge with or into another Person (whether or not the Company is the survivor); or (y) directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture or other agreement reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default (other than a Reporting Default) or Event of Default exists;

(4) and either

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; or

(c) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis, the Consolidated Net Worth of the Company will be greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

(5) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the restrictions described in the foregoing clauses (3) and (4), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or dispose of all or part of its assets to the Company or another Restricted Subsidiary, and (y) the Company may merge with or into an Affiliate formed solely for the purpose of reincorporating the Company in another jurisdiction, and the Company will not be required to comply with the preceding clause (5) in connection with any such consolidation, merger or disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

Upon any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such surviving entity had been named as the Company in the indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s assets), the Company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such

Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $15.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $25.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, equity award, equity option or cash or equity settled equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement, consulting agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or which is customary in the Oil and Gas Business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person or has nominated or appointed a person to the Board of Directors of that Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company and any dividend or distribution payable in Equity Interests (other than Disqualified Stock);

(6) any Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” (or a transaction that would constitute a Restricted Payment but for an exclusion from the definition thereof);

(7) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the date of the supplemental indenture, as these agreements may be amended, modified, supplemented or replaced from time to time; provided, however, that any amendment, modification, supplement or replacement entered into after the date of the supplemental indenture will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders of the notes than the terms of the agreements in effect on the date of the supplemental indenture (as conclusively evidenced by a Board Resolution);

(9) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(10) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business or which is customary in the Oil and Gas Business and (b) pledges by the Company or any Restricted Subsidiary of the Company of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(12) transactions with joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business or which is customary in the Oil and Gas Business and otherwise in compliance with the terms of the indenture similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors or any executive officer of the Company involved in or otherwise familiar with such transaction;

(13) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Company or a Subsidiary (provided such transaction is not entered into in contemplation of such event);

(14) dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary or Joint Venture; and

(15) transactions with Avista or any of its Subsidiaries entered into in connection with the Avista Joint Venture; provided such transactions are on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Designation of Restricted and Unrestricted Subsidiaries

At the time the notes are originally issued, (i) all of the Subsidiaries of the Company other than Monument Exploration LLC will be Restricted Subsidiaries and (ii) Monument Exploration LLC will be an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default (other than a Reporting Default) or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the supplemental indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary in excess of the De Minimis Guaranteed Amount, or any Restricted Subsidiary, if not then a Guarantor, incurs any Indebtedness under any of the Credit Facilities, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 90 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the Company and any Indebtedness of any other Restricted Subsidiary and (y) to be an obligor with respect to any Indebtedness under any Credit Facility.

Each Subsidiary Guarantee shall also be released in accordance with the provisions of the indenture described under “Subsidiary Guarantees.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act, or General Instruction I.A.3(b) of Form S-3 under the Securities Act, and successor provisions (unless the Commission will not accept such a filing, in which case the Company will furnish to the trustee and, upon its prior request, to any Holder of notes, within the time periods specified in the Commission’s rules and regulations):

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have provided such information to the Holders, securities analysts and prospective Holders if it has filed reports containing such information with the Commission via the EDGAR filing system and such reports are publicly available.

In the event that:

(a) the rules and regulations of the Commission permit the Company and any direct or indirect parent entity of the Company to report at such parent entity’s level on a consolidated basis and such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company, or

(b) any direct or indirect parent entity of the Company becomes a Guarantor of the notes,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant; provided that, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent entity and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Company to comply with the provisions described under the captions “—Special Redemption” and “—Certain Covenants—Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control;”

(4) failure by the Company for 180 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under “—Certain Covenants—Reports;”

(5) failure by the Company for 60 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture (including the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” to the extent not described in clause (3) above);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the supplemental indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid and the notes have not been accelerated, such Event of Default shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(8) (a) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, notes) any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Modification and Waiver

Subject to certain exceptions, the indenture and the notes may be amended or supplemented if the Holders of a majority in principal amount of the outstanding notes consent. Without the consent of the Holder of each note issued under the indenture and affected, however, no modification to the indenture may:

•	reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any note;

•	reduce the principal of, any premium on, or change the stated maturity of, any note;

•	reduce any premium payable on the redemption of any note or change the time at which any note may or must be redeemed;

•	change any obligation to pay additional amounts on any note;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair a Holder’s right to institute suit for the enforcement of any payment on its notes;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	waive a continuing Default or Event of Default regarding any payment on the notes; or

•	release any Guarantor of its obligations under a Subsidiary Guarantee, except in accordance with the terms of the indenture.

The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any Holders of notes in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for, any guarantees of or any additional obligors on the notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the Holders of the notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to the notes;

•

to make any change that does not adversely affect any outstanding notes in any material respect; provided, that any change made solely to conform the provisions of the indenture or the notes to this “Description of the Notes” will not be deemed to adversely affect any outstanding notes in any material respect; and

•	to supplement the provisions of the indenture to permit or facilitate defeasance or discharge of notes that does not adversely affect any outstanding notes in any material respect.

The holders of a majority in principal amount of the notes may waive any existing or past Default or Event of Default with respect to the notes. Those Holders may not, however, waive any Default or Event of Default in any payment on the notes or compliance with a provision that cannot be amended or supplemented without the consent of each Holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If any combination of funds or government securities are deposited with the trustee sufficient to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we and the Guarantors will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•	we and the Guarantors will no longer have any obligation to comply with the restrictive covenants relating to the notes, and the related Events of Default will no longer apply (“covenant defeasance”).

If the notes are defeased (and the Subsidiary Guarantees will be released), the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indenture, the notes and the Subsidiary Guarantees.

Trustee

Wells Fargo Bank, National Association will act as trustee under the indenture.

If an Event of Default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the Holders of the notes only after those holders have offered the trustee indemnity satisfactory to it.

The indenture will contain limitations on the right of the trustee, if it becomes our creditor or a creditor of any Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee will be permitted to engage in other transactions with us or any Guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, Attention: Investor Relations.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds. The notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes, and DTC requests the issuance of Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

If a Holder has given wire instructions to the Company or the paying agent, the Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. If a Holder has given wire instructions to the Company, the Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar in Minneapolis, Minnesota unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by the Company in a reserve report prepared as of the end of the fiscal year of such Person for which audited financial statements are available, or, at the Company’s option, the Company’s most recently completed fiscal quarter for which internal financial statements are available, which reserve report is prepared or audited by independent petroleum engineers as to proved reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other proved reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines before any state or federal or other income taxes, and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines before any state or federal or other income taxes; provided, however, that, in the case of each of the determinations made pursuant to clauses (i), (ii), (A) and (B) above, such increases and decreases shall be estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report) before any state or federal or other income taxes, attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report) before any state or federal or other income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, before any state or federal or other income taxes, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Company will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets (including by way of a Production Payment or a Sale Leaseback Transaction or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,” but will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” or both, and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than the greater of (i) $10.0 million and (ii) 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such transaction;

(2) a disposition of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) any disposition, abandonment, relinquishment or expiration of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by the covenant described above under the caption ‘‘—Certain Covenants—Restricted Payments” or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for an exclusion from the definition thereof), including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment or Permitted Investment;

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties or interests owned or held by another Person;

(8) (i) any trade or exchange by the Company or any of its Restricted Subsidiaries of Hydrocarbon properties or other properties or assets for Hydrocarbon properties or other properties or assets owned or held by one or more other Persons, and (ii) any transfer or sale of assets, or lease, assignment or sublease of any real or personal property, (A) in exchange for services (including in connection with any outsourcing arrangements), (B) in exchange for such transferee, lessee or assignee (or an Affiliate thereof) agreeing to pay all or a portion of the costs and expenses related to the exploration, development, completion or production (and related activities) of properties of the Company or any Restricted Subsidiary, or (C) in exchange for properties or assets satisfying the requirements of clause (i) above, or any combination of clauses (A), (B) or (C) (clauses (A), (B) and (C) being referred to herein as a “carry”); provided that (except in the case of land purchase option arrangements granted by or to the Company or any Restricted Subsidiary) the Fair Market Value of the properties or assets traded, exchanged, transferred, sold, leased, assigned or subleased by the Company or such Restricted Subsidiary (together with any cash and Cash Equivalents) is reasonably equivalent or of less market value to the Fair Market Value of the properties, assets, services or carry (together with any cash and Cash Equivalents) expected to be received by the Company or such Restricted Subsidiary, as determined in good faith by the Company, and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(9) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property;

(13) the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 45K of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code, provided that the sale or other disposition is for not less than the Fair Market Value of such oil and natural gas properties, as determined in good faith by the Company;

(14) the transfer of property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business;

(15) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(16) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves, and provided further that the sale or other disposition is for not less than the Fair Market Value of such oil and gas properties, as determined in good faith by the Company;

(17) any sale or other disposition of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(18) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(19) the sale and leaseback of any asset within 180 days of the acquisition thereof.

“Attributable Debt” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Avista” means Avista Capital Holdings, LP, a Delaware limited partnership, and its successors and permitted assigns.

“Avista Joint Venture” means that certain joint venture between Carrizo (Marcellus) LLC (or other wholly owned Subsidiaries of the Company) Avista Capital Partners II, L.P. and ACP II Marcellus LLC pursuant to that certain Participation Agreement dated as of November 3, 2008 and such other documents delivered in connection therewith, in each case as amended or supplemented as of the date of the supplemental indenture, as the same may be amended, modified or supplemented from time to time (provided that such further amendment, modification or supplement does not materially and adversely affect the rights of any Holder of notes under the indenture).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to the Company, the board of directors of the Company or any authorized committee thereof; and

(2) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest rating obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, or a Successor Parent of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or any Successor Parent of the Company, measured by voting power rather than number of shares, units or the like; provided that no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of any Successor Parent; or

(4) the first day on which a majority of the members of the Board of Directors of the Company or any Successor Parent of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(8) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of the Company will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6) unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(9) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common shareholders of, or the consolidated capital of the unitholders of, such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the supplemental indenture; or

(2) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, election or appointment.

“Credit Agreement” means that certain Credit Agreement, dated January 27, 2011, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Debt Issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction, and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt Issuance” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances after the date of the supplemental indenture of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of the final stated maturity date of the notes or the date the notes are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” or (y) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the notes as is required to be purchased pursuant to the provisions of the indenture. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, “Disqualified Stock” will not include the 8.875% Preferred Shares.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the supplemental indenture.

“ExL Purchase Agreement” means that certain Purchase and Sale Agreement to be dated on or about the date of the supplemental indenture between EXL Petroleum Management, LLC, as seller, and Carrizo (Permian) LLC, as buyer.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and intercompany Indebtedness) in existence on the date of the supplemental indenture, until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined on the date of contractually agreeing to such sale, or in circumstances in which the Company or a Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (provided those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Contract applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon (other than a Lien of the type described in clause (9) of the definition of “Permitted Liens”); plus

(4) all dividends on any Disqualified Stock of such Person or Disqualified Stock or preferred securities of any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on November 2, 2010.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) the Restricted Subsidiaries of the Company executing the supplemental indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates;

(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates, and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person:

(1) any indebtedness of such Person, whether or not contingent in respect of borrowed money;

(2) all obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than performance, surety and appeal bonds arising in the ordinary course of business);

(3) all obligations in respect of bankers’ acceptances;

(4) all Capital Lease Obligations or Attributable Debt in respect of Sale Leaseback Transactions;

(5) all obligations representing the balance deferred and unpaid of the purchase price of any property (other than (i) property purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business, (ii) obligations payable solely in Capital Stock that is not Disqualified Stock and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(6) all obligations under Hedging Contracts; and

(7) with respect to Production Payments, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment).

Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of the balance deferred and unpaid of the purchase price of any property, a farm-in agreement, joint venture, participation or similar arrangement whereby such Person agrees to pay all or a share of the exploration, development, completion or production or other expenses of an exploratory or development well or program (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or program, or transfer of overriding royalty interests or other interests in Hydrocarbon properties in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv) subject to clause (7) above, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(v) any Lien of the type described in clause (9) of the definition of “Permitted Liens;”

(vi) obligations with respect to letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended;

(vii) the obligations described in clause (13) of the covenant described above under “—Restricted Payments;”

(viii) the repayment or reimbursement obligations of the Company or any Restricted Subsidiary with respect to Customary Recourse Exceptions shall not be considered Indebtedness unless and until an event or circumstance occurs that triggers the Company’s or such Restricted Subsidiary’s direct payment liability or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other party to whom such obligation is actually owed, in which case the amount of such direct payment liability to such lender or other party shall, to the extent otherwise applicable, constitute Indebtedness; and

(ix) in connection with the purchase by the Company or any Restricted Subsidiary of any property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a closing purchase price adjustment or such payment depends on the performance of such property after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment at a later date becomes finally fixed and determined by the parties to the purchase, the amount is paid within 30 days after such date; and

(x) indebtedness, the proceeds of which are funded into an escrow or other trust arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to the Company or any Restricted Subsidiary of the Company.

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by S&P Global Ratings (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to Persons in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, or any lease in the nature thereof, other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at                 , 2020 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”), plus (ii) any required interest payments due on such note through                 , 2020 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Measurement Date” means October 1, 2010.

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation and severance expenses and charges of personnel incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, and

(5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender, except (i) pursuant to a Lien of the type permitted by item (9) in the definition of “Permitted Lien,” (ii) as described in clause (13) of the covenant described above under “—Restricted Payments,” (iii) Customary Recourse Exceptions, and (iv) a guarantee by the Company or any Restricted Subsidiary of Indebtedness of any Affiliate of the Company, in which case (unless the incurrence of such guarantee resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment at the time such Affiliate is designated an Unrestricted Subsidiary, or at the time of such guarantee, if later, equal to the principal amount of any such Indebtedness to the extent guaranteed; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes and any guarantee permitted by clause (ii) or (iv) in the preceding paragraph) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas, liquid natural gas, carbon dioxide and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing, refining, storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing, refining, storage, transportation or marketing of, oil, gas and other minerals and products produced in association therewith; and

(4) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company, (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or (c) assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,”

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction, or

(3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company would be greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly traded limited partnerships.

“Permitted Holders” means (1) the Company or any Subsidiary of the Company, as long as such Subsidiary of the Company remains a Subsidiary following completion of the transaction that would have constituted a Change of Control, had the transaction not been effected with a Permitted Holder and (2) the directors, officers and other management employees of the Company that are shareholders of the Company on the date of the supplemental indenture and their respective Affiliates.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from, or consisting of any deferred portion of the sales price received by the Company or any Restricted Subsidiary in connection with:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(b) pursuant to clause (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5) any Investment in any Person solely in exchange for, or with the net cash proceeds from a substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (ii) issuance of, Equity Interests (other than Disqualified Stock) of the Company, with an issuance being deemed substantially concurrent of such Investment occurring not more than 120 days after such issuance; provided that the amount of any such net cash proceeds will be excluded from clause (II) of the covenant described above under the caption “— Restricted Payments”;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Contracts;

(8) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business or otherwise customary in the Oil and Gas Business;

(9) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

(10) Investments that are in existence on the date of the supplemental indenture;

(11) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(12) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(13) loans or advances to officers, directors, employees or consultants made in the ordinary course of business or otherwise customary in the Oil and Gas Business and otherwise in compliance with the covenant “—Certain Covenants—Transactions with Affiliates;”

(14) Investments of a Restricted Subsidiary acquired after the date of the supplemental indenture or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(16) Liens of the type described in clause (9) of the definition of “Permitted Liens;” and

(17) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of $30.0 million and 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause); provided, however, that if any Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness and other Obligations under any of the Credit Facilities incurred under clause (1) of the second paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by the Company or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value (as determined by the executive officer involved in or otherwise familiar with such acquisition, construction or improvement of such asset or property, or, if such Fair Market Value is $40.0 million or more, the Board of Directors of the Company) of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of the supplemental indenture other than Liens securing the Credit Facilities;

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales;

(11) Liens on pipelines or pipeline facilities that arise by operation of law;

(12) Liens arising under oil and gas leases, overriding royalty interest agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, land purchase option arrangements, participation and development agreements, joint operating agreements, and other agreements (including, without limitation, options, put and call arrangements, rights of first offer, rights of first refusal, preferential rights, restrictions on dispositions and the like and those of the type described in the definition of “Permitted Business Investments”) arising in the ordinary course of business of the Company and its Restricted Subsidiaries or that are customary in the Oil and Gas Business;

(13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15) Liens securing Obligations of the Company or the Guarantors under the notes or the Subsidiary Guarantees, as the case may be, and Liens securing other obligations of the Company or the Guarantors under the indenture;

(16) Liens to secure payment and performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than sixty (60) days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent by more than sixty (60) days or are being contested in good faith by appropriate proceedings;

(19) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(20) any attachment or judgment Lien that does not constitute an Event of Default;

(21) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(22) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(23) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(24) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(25) Liens arising under the indenture or any supplemental indenture to the base indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(27) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(28) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the Company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(29) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (29) does not exceed the amount set forth in clause (18) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(30) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture and incurred to refinance Indebtedness that was previously so secured other than Indebtedness referred to in clause (1) above, provided that any such Lien is limited to all or part of the same assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of assets that is the security for a Permitted Lien hereunder.

“Permitted MLP Securities” means equity securities (including incentive distribution rights) of a master limited partnership (or limited liability company or similar business entity with pass-through treatment for U.S. Federal income tax purposes) that has a class of equity securities traded on the New York Stock Exchange, the NYSE Amex, the NASDAQ Stock Market or any successor to any such exchange or market, provided that such master limited partnership (or other entity) is an Affiliate of the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company incurred or issued in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company (the “Refinanced Indebtedness”), provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on, or accrued and unpaid dividends on, the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith) and by an amount equal to any existing commitments and incremental facilities unutilized thereunder to the extent incurrence of indebtedness under such unutilized commitment and incremental facilities would then have been permitted;

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (A) 91 days following the Stated Maturity of the notes or (B) the final maturity date or redemption date, as applicable, of, the Refinanced Indebtedness;

(3) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred equal to or greater than the shorter of (A) the Weighted

Average Life to Maturity of, the Refinanced Indebtedness and (B) the Weighted Average Life to Maturity that would result if all payments of principal on the Refinanced Indebtedness that were due on or after the date that is 91 days following the last maturity date of any notes then outstanding were instead due on such date;

(4) if the Refinanced Indebtedness is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Refinanced Indebtedness; and

(5) such Permitted Refinancing Indebtedness is not incurred (other than by way of a guarantee) by a Non-Guarantor Restricted Subsidiary of the Company if the Company or a Guarantor is the issuer or other obligor on the Refinanced Indebtedness; and

(6) except as otherwise provided in clause (3) of the second paragraph under the caption “Certain Covenants—Restricted Payments”, the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable, defeasable or dischargeable, as the case may be, at the option of the obligor thereof or is redeemable or prepayable or may be defeased or discharged only with notice, in which case, such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable, prepayable or subject to defeasance or discharge, as the case may be, or such notice period lapses and then shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired within 60 days of the incurrence of the Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Facility or Pipeline Assets” means (i) assets used primarily for production gathering, transmission, transportation, storage, processing or treatment of natural gas, natural gas liquids or other hydrocarbons or carbon dioxide and (ii) equity interests of any Person that has no substantial assets other than assets referred to in clause (i).

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Rating Agency” means S&P Global Ratings and Moody’s Investors Service, Inc. or if S&P Global Ratings or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) which shall be substituted for S&P Global Ratings or Moody’s Investors Service, Inc. or both, as the case may be.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” refers to S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Senior Debt” means

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“8.875% Preferred Shares” mean the 8.875% Preferred Stock, par value $0.01, issued or to be issued pursuant to that certain Statement of Resolutions of 8.875% Redeemable Preferred Stock of Carrizo Oil & Gas, Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means the joint and several guarantee pursuant to the indenture by a Guarantor of the Company’s Obligations under the indenture and on the notes.

“Successor Parent” with respect to any Person means any other Person more than 50% of the total outstanding Voting Stock of which (measured by voting power rather than the number of shares, units or the like) is, at the time the first Person becomes a Subsidiary of such other Person, “Beneficially Owned” either by the first Person or by one or more Persons that Beneficially Owned more than 50% of the total outstanding Voting Stock of the first Person (measured by voting power rather than the number of shares, units or the like) immediately prior to the first Person becoming a Subsidiary of such other Person.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                 , 2020; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                 , 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means, initially, Monument Exploration LLC, and thereafter shall include any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless (a) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or (b) is otherwise permitted under the provisions of the covenant described above under the caption “— Transactions with Affiliates” or (c) to the extent that clause (a) or (b) is not satisfied, the excess value of such agreement, contract, arrangement or understanding shall be deemed a Restricted Payment;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not, from and after such designation, guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (other than as otherwise provided in the definition of “Non-Recourse Debt”);

provided, however, that items (1) through (4) shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under the indenture.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of the indenture, such designation shall be deemed to have occurred for all purposes of the indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

Scope of Discussion

The following discussion summarizes certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. The president has proposed significant changes to U.S. federal income tax laws, and Congress is currently considering these and other tax reform proposals. As a result, there may be future changes in U.S. federal income tax laws that may have adverse tax consequences on the purchase, ownership and disposition of the notes and the value of our tax assets and may result in materially different tax consequences than as described herein.

This discussion is limited to initial holders of the notes who purchase the notes in the offering at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the notes as “capital assets” within the meaning of Section 1221 of the Code. For purposes of this discussion, “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	banks or other financial institutions;

•	tax-exempt organizations;

•	S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other entities subject to pass-through treatment for U.S. federal income tax purposes;

•	insurance companies;

•	mutual funds;

•	dealers in stocks and securities;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities;

•	holders that are subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts; and

•	holders that hold the notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale or other risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of the notes should consult their tax advisors.

This discussion does not address any U.S. federal tax other than income tax and estate tax, nor does this discussion address any tax considerations arising under the laws of any foreign, state or local jurisdiction. No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

Certain Contingent Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts on the notes that are in excess of stated interest and principal. We intend to take the position that the possibility that holders of the notes will be paid any such amount is a remote or incidental contingency as of the issue date of the notes within the meaning of the applicable Treasury Regulations. Accordingly, any such additional amount should be taxable to U.S. Holders only at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the payment of additional amounts is a remote or incidental contingency is binding upon all holders of the notes, unless a holder discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. If the IRS successfully challenges this position, U.S. Holders might, among other consequences, be required to accrue interest income at higher rates than the stated interest rate and the rate of accrual of any original issue discount on the notes, and be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain. You are urged to consult a tax advisor regarding these potential consequences. The remainder of this discussion assumes that the payment of any amount in excess of stated interest and principal on the notes is a remote or incidental contingency.

U.S. Holders

The following discussion applies only to U.S. Holders of the notes. As used in this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under U.S. law (federal or state, including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

A U.S. Holder will be required to include stated interest paid on the notes as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID on a note will generally equal the excess, if any, of the stated redemption price at maturity (generally, the principal amount) of a note over its issue price. If the amount of OID is less than 0.25% (1/4 of 1%) of the stated redemption price at maturity multiplied by the number of full years from the issue date of the note to the maturity date of the note, then the note will be treated under a de minimis rule as having zero OID.

If the notes are treated as having been issued with OID, a U.S. Holder will be required to include in taxable income (as ordinary income) for any particular taxable year the sum of the daily portions of the OID that accrues on a note for each day during such taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an “accrual period” (generally, the period between interest payments) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by the yield to maturity of the note, less the amount of any stated interest allocable to such accrual period. The yield to maturity of a note is the discount rate that causes the present value of all scheduled payments on the note as of its original issue date to equal the issue price of the note. The “adjusted issue price” of a note at the beginning of an accrual period will generally equal its issue price, increased by the aggregate amount of OID with respect to the note previously includible in gross income, and decreased by any payments previously made on the note other than payments of stated interest.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Generally, the sale, exchange, redemption, retirement or other taxable disposition of a note will result in taxable gain or loss to a U.S. Holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder upon the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts attributable to accrued and unpaid interest, which will be taxed as described under “—Payments of Interest” above) and (2) the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the holder’s original purchase price for the note, increased by OID (if any) included in the holder’s income prior to the disposition of the note and decreased by any payments received by the holder on the note other than stated interest.

Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate generally will apply to long term capital gains of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Additional Medicare Tax on Net Investment Income

An additional 3.8% tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Net investment income will generally include gross income from interest (including any OID) and net gain from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business that does not consist of certain passive or trading activities. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of the notes.

Information Reporting and Backup Withholding

Generally, interest (including any OID) on the notes paid to a U.S. Holder is subject to information reporting with the IRS and may be subject to backup withholding unless such holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale or other disposition of the notes.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the IRS.

Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders of the notes. As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” if the portfolio interest exemption applies to a Non-U.S. Holder, payments of interest (including any OID) on the notes will not be subject to U.S. federal income or withholding tax. The portfolio interest exemption will apply to a Non-U.S. Holder if (1) the interest is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code; and

•

such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the Non-U.S. Holder’s notes on such holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of this statement.

If the portfolio interest exemption does not apply to a Non-U.S. Holder, then the gross amount of interest (including any OID) that such holder receives on a note will be subject to U.S. withholding tax at a rate of 30% unless (1) the Non-U.S. Holder is eligible for a reduced withholding rate or exemption under an applicable tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form, or (2) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States), in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any interest (including any OID) that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable tax treaty) of such holder’s earnings and profits that are effectively connected with the active conduct of a trade or business in the United States, including earnings and profits from interest (including any OID) on the notes, subject to certain adjustments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a foreign corporation, may also be subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty) on earnings and profits that are effectively connected with the active conduct of a trade or business in the United States; or

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

However, in certain instances a Non-U.S. Holder may be required to establish an exemption from U.S. federal income and withholding tax with respect to amounts attributable to accrued and unpaid interest (including any OID) on the notes. See “—Payments of Interest,” above.

Certain U.S. Federal Estate Tax Considerations

Notes beneficially owned by an individual who is not a resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of such individual’s death will generally not be included in the decedent’s gross estate for U.S. federal estate tax purposes if any payment of interest (including any OID) on the notes to the holder would be eligible for the portfolio interest exemption from U.S. federal withholding tax described in the first paragraph of “—Payments of Interest” above (without regard to the certification requirement).

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the Non-U.S. Holder the amount of interest (including any OID) paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest (including any OID) that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have received from the Non-U.S. Holder the statement described above in the last bullet point under “—Payments of Interest,” or the holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury Regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman, if the payor receives the statement described above in the last bullet point under “—Payments of Interest” and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (commonly referred to collectively as “FATCA”) generally impose a U.S. federal withholding tax of 30% on (i) payments of interest (including any OID) on the notes and (ii) payments of gross proceeds from the sale or other disposition of the notes occurring after December 31, 2018, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless those entities comply with a complicated U.S. information reporting, disclosure and certification regime.

Non-U.S. Holders and U.S. Holders are urged to consult their tax advisors regarding the possible impact FATCA may have on their investments in the notes and on the entities through which they hold the notes or through which payments on the notes are made.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June                 , 2017, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, and each of the underwriters has agreed, severally and not jointly, to purchase from us the following principal amounts of notes set forth opposite their names below:

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total		$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering of the notes may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance, and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to     % of the principal amount per note. The underwriters and selling group members may allow a discount of up to     % of the principal amount per note on sales to other broker/dealers. After the public offering, the representative may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the discounts and commissions we will pay:

	Per Note	Total
Underwriting discounts and commissions paid by us to the underwriters in connection with the offering	$	$

We estimate that our out of pocket expenses for this offering, including registration filing and printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

We have agreed that we will not, for a period of up to 60 days after the date of this prospectus supplement, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives, offer or sell any of our debt securities that are similar to the notes. The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We expect that delivery of the new notes will be made to investors on or about                     , 2017.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market analysis or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the immediately preceding paragraph, in the ordinary course of business for which they have received and would receive customary compensation. Affiliates of the underwriters are lenders under our senior secured revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering.

Citigroup Global Markets Inc. also served as our financial advisor for the Pending Acquisition and as the capital markets advisor to GSO Funds in connection with the preferred stock and warrants issuance.

Additionally, we anticipate paying Associated Bank, N.A. a fee of approximately $67,500 for advisory services in connection with the offering. Associated Bank, N.A. is not acting as an underwriter in this offering.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), an offer to the public of the notes which are the subject of the offering described in this prospectus supplement may not be made in that relevant member state, except that an offer to the public in that relevant member state of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of the notes shall result in a requirement for the publication by the Issuers or any underwriter of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the notes described in this prospectus supplement located in a relevant member state who receives any communication in respect of, or who acquires any notes under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or (ii) where the notes have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“the FSMA”)) in connection with the issue or sale of any notes has only been communicated or caused to be communicated and will only be communicated or cause to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or to any subsidiary guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The underwriters will not offer or sell any of our notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The underwriters, and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus supplement or any other offering material relating to our notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly our notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to our notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Prospective Investors in France

The notes are being issued and sold outside the Republic of France and, in connection with their initial distribution, the underwriters have not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and the underwriters have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes, and such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated October 1, 1998.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.

Notice to Prospective Investors in Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the notes and certain other legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain other legal matters in connection with the issuance of the notes will be passed upon for us by Gerald A. Morton, our General Counsel and Vice President—Business Development. Certain legal matters with respect to the notes will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Carrizo Oil & Gas, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in method of accounting for deferred tax assets and liabilities.

The combined statements of revenues and direct operating expenses of oil and gas property interests to be acquired by Carrizo Oil & Gas, Inc. for the year ended December 31, 2016 and the three months ended March 31, 2017 (unaudited) are included in Exhibit 99.2 of Carrizo Oil & Gas, Inc.’s Current Report on Form 8-K filed on June 28, 2017 and have been incorporated by reference herein in reliance upon the report of Johnson, Miller & Co., CPA’s PC, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, have been incorporated by reference into this prospectus supplement and the accompanying prospectus upon the authority of each such firm as experts with respect to such matters covered in such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. In addition, copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus supplement is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus.

Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering described in this prospectus supplement is completed or is otherwise terminated, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2016;

•	our quarterly report on Form 10-Q for the period ended March 31, 2017; and

•	our current reports on Form 8-K filed on May 16, 2017 and June 28, 2017.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

Independent Auditors’ Report

The Members of ExL Petroleum Management, LLC

Midland, Texas

We have audited the accompanying combined statement of revenues and direct operating expenses of oil and gas property interests to be acquired by Carrizo Oil & Gas, Inc. (the “Statement”) for the year ended December 31, 2016, and the related notes to the Statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly in all material respects, the revenues and direct operating expenses of oil and gas property interests to be acquired by Carrizo Oil & Gas, Inc. for the year ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1, the accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the operations of the properties. Our opinion is not modified with respect to this matter.

/s/ JOHNSON, MILLER & CO., CPA’s PC

Midland, Texas

June 28, 2017

COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

OIL AND GAS PROPERTY INTERESTS TO BE ACQUIRED BY

CARRIZO OIL & GAS, INC.

(In thousands)

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
	(Unaudited)
Revenues	$9,839	11,319
Direct operating expenses	(2,252)	(2,715)

Revenues in excess of direct operating expenses	$7,587	8,604

The accompanying notes are an integral part of the statement.

NOTES TO COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

OIL AND GAS PROPERTY INTERESTS TO BE ACQUIRED BY

CARRIZO OIL & GAS, INC.

1. BASIS OF PRESENTATION

On June 28, 2017, Carrizo Oil & Gas, Inc., Carrizo (Permian) LLC, a subsidiary of Carrizo Oil & Gas, Inc. (“Carrizo”), ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together with ExL Petroleum Management, LLC, “ExL”) entered into a Purchase and Sale Agreement (“PSA”), providing for Carrizo’s purchase of approximately 16,488 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “Properties”) (the “Delaware Basin Transaction”). The Delaware Basin Transaction will have an effective date of May 1, 2017, with an agreed upon purchase price of approximately $648 million, subject to certain post-closing adjustments.

The accompanying combined statements of revenues and direct operating expenses of the oil and gas property interests to be acquired by Carrizo Oil & Gas, Inc. (the “Statements”) represent 80% of ExL’s revenues from the sale of crude oil, natural gas liquids and natural gas production and direct operating expenses associated with the Properties to be acquired by Carrizo for the year ended December 31, 2016 and for the three months ended March 31, 2017. There were no revenues or direct operating expenses during the year ended December 31, 2015 and during the three months ended March 31, 2016. The Statements are presented on the accrual basis of accounting. For the periods presented, the Properties were not accounted for or operated as a separate division or entity by ExL, therefore, certain expenses such as depreciation, depletion and amortization, general and administrative, interest and income taxes were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) are not presented because the information necessary to prepare such statements are neither readily available nor practicable to obtain in these circumstances. Accordingly, the accompanying Statements are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X. As such, the accompanying statements are not intended to be a complete presentation of the revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward.

Revenue Recognition

Crude oil, natural gas liquids and natural gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Crude oil, natural gas liquids and natural gas revenues are recognized based on the sales method of accounting whereby revenues from the production of natural gas from properties are recognized for production sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Sales volumes are not significantly different from the ownership interest share of production. Crude oil, natural gas liquids and natural gas revenues are reported net of royalties and the revenue interests of third parties.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of salt water disposal, direct labor, contract services, equipment rental, and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

Use of Estimates

The preparation of these Statements requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Estimated amounts will differ from actual results.

NOTES TO COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

OIL AND GAS PROPERTY INTERESTS TO BE ACQUIRED BY

CARRIZO OIL & GAS, INC.—Continued

Subsequent Events

Management evaluated subsequent events through June 28, 2017, which was the date the Statements were issued.

2. COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the PSA, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by ExL. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statements of revenues and direct operating expenses.

3. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the estimated proved crude oil, natural gas liquids and natural gas reserves, the standardized measure and changes in the standardized measure of discounted future net cash flows related to the proved reserves of the Properties to be acquired by Carrizo. The standardized measure and changes in the standardized measure presented herein exclude income taxes as the tax basis of the Properties is not applicable on a going forward basis. The proved crude oil, natural gas liquids and natural gas reserve estimates and other components of the standardized measure as of December 31, 2016 presented in the tables below were prepared by ExL’s reserve engineers, in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

Proved Oil and Gas Reserve Quantities

Proved reserves are generally those quantities of crude oil, natural gas liquids and natural gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Proved developed reserves include proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are generally proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

NOTES TO COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

OIL AND GAS PROPERTY INTERESTS TO BE ACQUIRED BY

CARRIZO OIL & GAS, INC.—Continued

Net proved crude oil, natural gas liquids and natural gas reserves and changes in net proved crude oil, natural gas liquids and natural gas reserves attributable to the Properties to be acquired by Carrizo, all of which are located in the state of Texas, as of and for the year ended December 31, 2016, are summarized below:

	Crude Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved Reserves:
January 1, 2016(a)	—	—	—	—
Extensions and discoveries	12,260	7,121	77,843	32,355
Revisions of previous estimates	—	—	—	—
Production	(154)	(75)	(1,069)	(407)

December 31, 2016	12,106	7,046	76,774	31,948

Proved Developed Reserves
December 31, 2016	1,602	1,236	13,478	5,084

Proved Undeveloped Reserves
December 31, 2016	10,504	5,810	63,296	26,864

(a)	There were no crude oil, natural gas liquids and natural gas reserve estimates prepared prior to January 1, 2016.

Standardized Measure

The standardized measure of discounted future net cash flows, excluding income taxes, related to the proved crude oil, natural gas liquids and natural gas reserves of the Properties to be acquired by Carrizo as of December 31, 2016 is as follows:

(In thousands)
Future cash inflows	$740,680
Future production costs	(126,932)
Future development costs	(169,892)

Future net cash flows	443,856
Less 10% annual discount to reflect timing of cash flows	(299,046)

Standard measure of discounted future net cash flows	$144,810

Reserve estimates and future cash flows are based on the average realized prices for sales of crude oil, natural gas liquids and natural gas on the first calendar day of each month (“FOM”) during the year. For the year ended December 31, 2016, the average realized FOM price used was $39.36 per barrel for crude oil, $16.88 per barrel for natural gas liquids, and $1.89 per mcf of natural gas. Future operating expenses and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved crude oil, natural gas liquids and natural gas reserves at the end of the period, based on period end costs and assuming continuation of existing economic conditions. As mentioned above, the standardized measure presented herein excludes the effects of income taxes as the tax basis for the Properties is not applicable on a going forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently

NOTES TO COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

OIL AND GAS PROPERTY INTERESTS TO BE ACQUIRED BY

CARRIZO OIL & GAS, INC.—Continued

classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in crude oil, natural gas liquids and natural gas reserve estimates.

Changes in Standardized Measure

Changes in the standardized measure of discounted future net cash flows, excluding income taxes, related to the proved crude oil, natural gas liquids and natural gas reserves of the Properties to be acquired by Carrizo for the year ended December 31, 2016 are as follows:

(In thousands)
Standardized measure—beginning of period(a)	$—
Revisions to reserves proved in prior periods:
Net change in sales prices and production costs related to future production	—
Net change in estimated future development costs
Net change due to revisions in quantity estimates	—
Accretion of discount	—
Changes in production rates (timing) and other	—

Total revisions to reserves proved in prior periods	—
Discoveries, net of estimated future development and production costs	153,414
Sales of crude oil, natural gas liquids and natural gas produced, net of production costs	(8,604)
Previously estimated development costs incurred	—
Net change in standardized measure of discounted future net cash flows	—

Standardized measure—end of period	$144,810

(a)	There were no crude oil, natural gas liquids and natural gas reserve estimates prepared prior to January 1, 2016.

Prospectus

Carrizo Oil & Gas, Inc.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer from time to time senior debt securities, subordinated debt securities, common stock, preferred stock or warrants. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings. We will provide the specific terms of the securities in supplements to this prospectus. In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

You should consider carefully the risk factors beginning on page 2 of this prospectus, in any applicable prospectus supplement and in any document we incorporate by reference before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2014.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus, and the selling shareholders may offer common stock, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. You should assume that the information appearing in or incorporated by reference into this prospectus and the prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

Carrizo Oil & Gas, Inc.

In this prospectus and any prospectus supplement, unless indicated otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company which, together with its subsidiaries, is actively engaged in the exploration, development, and production of oil and gas primarily from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

Risk Factors

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or any prospectus supplement and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or current reports on Form 8-K, and all other documents incorporated by reference into this prospectus or any prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In that case, the trading price or our securities could decline and you could lose all or part of you investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	variations in operating results;

•	our involvement in litigation;

•	general U.S. or worldwide financial market conditions;

•	conditions impacting the prices of oil and gas;

•	announcements by us and our competitors;

•	our liquidity and access to capital;

•	our ability to raise additional funds;

•	events impacting the energy industry;

•	changes in government regulations; and

•	other events, including those described in the documents incorporated by reference herein.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our revolving credit facility.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our articles of incorporation authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our revolving credit facility contains terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our revolving credit facility on a change in control. These provisions, along with specified provisions of the Texas Business Organizations Code and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the issuance and sale by us and by selling shareholders of a substantial number of shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus.

Risks Related to Our Debt Securities

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, the guarantees of senior debt securities by the subsidiary guarantors are effectively subordinated to the subsidiary guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims that are prior to the claims of holders of senior debt securities to the extent of the value of the assets securing that other indebtedness. Notably, we are party to a revolving credit facility, which is secured by liens on substantially all of our assets and guaranteed by all of our Material Domestic Subsidiaries (as defined in the credit agreement governing our revolving credit facility). The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiaries.

Most of our interests are held through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that our subsidiaries do not guarantee such debt securities. The debt securities will be obligations exclusively of the Company and not of its subsidiaries, except to the extent such debt securities are guaranteed by one or more of our subsidiaries. Not all of our wholly-owned subsidiaries are, or are required to be, subsidiary guarantors.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes.

If any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes, holders of such subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Changes in our credit ratings or the debt markets may adversely affect the market price of our debt securities.

The market price for our debt securities will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of our debt securities. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the market price of our debt securities.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of our debt securities from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay our debt securities may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Our ability to obtain cash from our subsidiaries to make payments on our debt securities may be limited.

Most of our interests are conducted through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations. If we cannot meet our payment obligations on the debt securities, we may be in default.

We may incur additional debt ranking equal to the debt securities.

If we incur additional debt that ranks equally with the debt securities, the holders of that debt will be entitled to share ratably with the holders of the debt securities in any proceeds distributed in connection with any insolvency liquidation, reorganization, dissolution and other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of debt securities.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates and forecasts of the timing and number of wells we expect to drill and other exploration activities;

•	our estimates regarding timing and levels of production;

•	anticipated trends in our business;

•	the effects of competition on us;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	our capital expenditure plan;

•	future market conditions in the oil and gas industry;

•	our ability to make, integrate and develop acquisitions; and

•	the impact of governmental regulation, taxes, market changes and world events.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. Such statements involve risks and uncertainties, including, but not limited to, those relating to the worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of new oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, borrowing base determinations and availability under our revolving credit facility, evaluations of the Company by lenders under our revolving credit facility, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, actions by our midstream and other industry partners, weather, availability of financing, actions by lenders, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence of title defects, delays, costs and difficulties relating to our joint ventures, actions by joint venture partners, results of exploration activities and other factors detailed in this prospectus and our other filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus or any prospectus supplement and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or current reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment or refinancing of debt,

•	acquisitions,

•	working capital,

•	capital expenditures, and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

Ratio of Earnings to Fixed Charges

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2013 and for the six months ended June 30, 2014.

	Year Ended December 31,					Six Months Ended June 30,
	2013	2012	2011	2010	2009	2014
Ratio of Earnings to Fixed Charges	1.06x	1.77x	1.66x	—(1)	—(2)	—	(3)

For purposes of this table, “earnings” consist of income or loss from continuing operations before income taxes, plus fixed charges, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(1) For the year ended December 31, 2010, earnings were insufficient to cover fixed charges by $2.3 million primarily due to a loss on the extinguishment of debt of $31.0 million.

(2) For the year ended December 31, 2009, earnings were insufficient to cover fixed charges by $337.8 million primarily due to impairments of oil and gas properties of $338.9 million.

(3) For the six months ended June 30, 2014, earnings were insufficient to cover fixed charges by $0.4 million primarily due to losses on derivatives of $60.6 million.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

Description of Debt Securities

Our debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture dated as of May 28, 2008, as amended or supplemented from time to time, among us, our subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo (Utica) LLC, Carrizo Marcellus Holding Inc., CLLR, Inc., Hondo Pipeline, Inc., and Mescalero Pipeline, LLC (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if applicable, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indenture and the subordinated indentures collectively as the indentures. The senior indenture and the subordinated indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement of which this prospectus is a part, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Carrizo Oil & Gas, Inc. only.

Provisions Applicable to Each Indenture

General. The indentures do not limit the amount of debt securities that may be issued under each indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

As of June 30, 2014, we had approximately $121.0 million of secured indebtedness, consisting of borrowings outstanding under our revolving credit facility, and $904.4 million of senior unsecured debt securities outstanding under the senior indenture, comprised of our 4.375% convertible senior notes due 2028, 8.625% senior notes due 2018, and 7.50% senior notes due 2020. The Subsidiary Guarantors guaranteed our revolving credit facility, our 8.625% senior notes and our 7.50% senior notes.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of, and any premium on, the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to a guarantee of any Subsidiary Guarantors;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. We and the Subsidiary Guarantors may not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if we or the Subsidiary Guarantor, as the case may be, are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default. Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of each series of debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Carrizo Oil & Gas, Inc. or any Subsidiary Guarantor, if it is a guarantor with respect to that series of debt securities and it is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act;

•	specified events involving the guarantees; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•	with respect to debt securities of a series, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of, any premium on or any mandatory sinking bond payment with respect to, or change the stated maturity of, the debt security, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of such debt security;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we and any Subsidiary Guarantors will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor’s guarantee of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law. New York law will govern the indentures, the debt securities and the guarantees.

Trustee. Wells Fargo Bank, National Association, acts as trustee under the senior indenture. Unless we inform you otherwise in a prospectus supplement, Wells Fargo Bank, National Association, will act as trustee with respect to the senior debt securities described in such prospectus supplement. We will name the trustee under a subordinated indenture in the prospectus supplement.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor or, if applicable, a creditor of any Subsidiary Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us or, if applicable, any Subsidiary Guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent. Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities. We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as defined below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of, or any premium or interest on, the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Guarantee

The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by us when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against us. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding.

The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

The guarantee may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described above in “—Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money, except for any series of debt securities.

Description of Capital Stock

The description of our capital stock contained herein is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation and our amended and restated bylaws, which have been filed with the SEC.

General

Our authorized capital stock consists of (1) 90,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2014, 46,028,577 shares of our common stock and no shares of preferred stock were outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which such shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.

Wells Fargo Shareholder Services is the registrar and transfer agent for our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock in one or more series, and to fix the number of shares and terms of each such series. We have no present plan to issue shares of preferred stock.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of ours or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of the Company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the NASDAQ Stock Market.

Special Meetings

Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors, subject to any voting rights of a specific class or series of stock.

Our articles of incorporation or Texas law requires the affirmative vote of holders of:

•	66 2⁄3% of the outstanding shares entitled to vote on the matter to approve mergers, consolidations, share exchanges, liquidations, terminations or dispositions of all or substantially all of our assets to the extent, for each of the foregoing transactions, that a shareholder vote is required under Texas law; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation for which a shareholder vote is required.

The foregoing vote requirements are subject to the rights any class or series may have to separately vote on such matters as a class or series.

Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.

Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:

•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.

Texas Anti-Takeover Law

We are subject to Subchapter M (the “Business Combination Law”) of the Texas Business Organizations Code. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:

•	before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder; or

•	not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•	mergers or share exchanges;

•	dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not to be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

The Business Combination Law may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers in the future. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

Such indemnification may be made even though our directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

Description of Warrants

We may issue warrants to purchase debt securities, common stock, preferred stock, rights or other securities of the Company or any other entity or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Selling Shareholders

We may register shares of common stock covered by this prospectus for re-offers and resales by selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling shareholder(s).

Plan of Distribution

We and the selling shareholders may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information, to the extent applicable to the offering covered by the prospectus supplement:

•	the terms of the offering;

•	the names of any underwriters or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the name or names of any selling shareholder(s);

•	the purchase price of the securities from us or the selling shareholders and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us or the selling shareholders from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we or the selling shareholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling shareholders use dealers in the sale of securities, we or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or the selling shareholders may sell the securities directly. In that event, no underwriters or agents would be involved. We or the selling shareholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions or fees payable by us or the selling shareholders to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We or the selling shareholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We, the selling shareholders or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We or the selling shareholders may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or the selling shareholders or perform services for us or the selling shareholders in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

We cannot assure you that the selling shareholders will sell all or any part of the securities to be listed under “Selling Shareholders” in the applicable prospectus supplement.

Legal Matters

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of the Company as of December 31, 2013 and 2012 and for each of years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, L.P., as independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, has been incorporated by reference into this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or the prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the prospectus supplement or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of this registration statement and until the termination of offerings under this prospectus, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2013;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014;

•	our current reports on Form 8-K filed on May 16, 2014 and August 12, 2014; and

•	the description of our common stock in Exhibit 99.1 to our Current Report on Form 8-K filed on December 9, 2010, as we may update that description from time to time.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

$250,000,000

Carrizo Oil & Gas, Inc.

    % Senior Notes due 2025

Joint Global Coordinators and Bookrunners

Citigroup	BofA Merrill Lynch

PRELIMINARY    PROSPECTUS    SUPPLEMENT

June     , 2017